Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131648

Prospectus Supplement No. 1
(To prospectus dated July 18, 2006)

20,250,000 units

ENERGY INFRASTRUCTURE ACQUISITION CORP.

This prospectus supplement, dated August 16, 2006, supplements the prospectus, dated July 18, 2006, of Energy Infrastructure Acquisition Corp., relating to the initial public offering of our units at an offering price of $10.00 per unit. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.

See “Risk Factors” beginning on page 14 of the prospectus for factors you should consider before buying shares of our common stock.

Recent Developments

On August 15, 2006, Energy Corp., a company formed under the laws of the Cayman Islands and controlled by George Sagredos, our President and Chief Operating Officer, pledged to Managed Investments PCC Limited – Selected Opportunities Cell, 825,000 shares of our common stock that it purchased in a Regulation S private placement prior to the closing of the offering. The shares were pledged as collateral for a loan in the principal amount of $5,000,000 to Energy Corp. by Managed Investments PCC Limited – Selected Opportunities Cell. As additional collateral, George Sagredos pledged to Managed Investments PCC Limited – Selected Opportunities Cell options to purchase 10,000 shares of our common stock, which he was granted upon the closing of the offering and do not vest until after the consummation of a Business Combination. Hermitage Group Ltd., a company controlled by George Sagredos has guaranteed Energy Corp.’s obligations under the note issued in connection with the loan.

The 825,000 pledged shares are subject to a lock-up and may not be transferred until the earlier to occur of the consummation of a business combination or our liquidation. Managed Investments PCC Limited – Selected Opportunities Cell has agreed to take such pledge of the 825,000 shares subject to the lock-up, and has agreed not to exercise any of its rights underlying the pledge in the event of a default on the note, until the earlier to occur of the consummation of a business combination or our liquidation. In addition, Managed Investments PCC Limited – Selected Opportunities Cell has agreed to waive any right to participate in any liquidation distribution occurring upon our failure to consummate a business combination.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 16, 2006.

PROSPECTUS

$202,500,000

20,250,000 units

Energy Infrastructure Acquisition Corp. is a newly organized Business Combination Company™, or BCC™. A BCC is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. We intend to focus on identifying a prospective target business in the energy or related industries. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and have not contacted any prospective target business or had any discussion, formal or otherwise, with respect to such a transaction.

This is an initial public offering of our units at an offering price of $10.00 per unit. Each unit consists of:

•

one share of our common stock; and

•

one warrant.

Each warrant entitles the holder to purchase one share of our common stock at a price of $8.00. Each warrant will become exercisable on the later of our completion of a business combination or July 17, 2007, and will expire on July 17, 2010, or earlier upon redemption.

Prior to the closing of this offering, Energy Corp., a company formed under the laws of the Cayman Islands which is controlled by our President and Chief Operating Officer, will have purchased an aggregate of 825,398 units from us at a price of $10.00 per unit ($8,253,980 in the aggregate) in a Regulation S private placement made in accordance with Regulation S under the Securities Act of 1933. Such units are identical to the units in this offering. The holder of these units will not have any right to any liquidation distributions with respect to the shares included in such private placement units in the event we fail to consummate a business combination and the warrants included in such private placement units will expire worthless. Furthermore, these units are subject to transfer restrictions which expire on the earlier of (i) a business combination or (ii) liquidation.

We have granted the underwriters a 45-day option to purchase up to 3,037,500 additional units solely to cover over-allotments, if any (over and above the 20,250,000 units referred to above). The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution.

There is presently no public market for our units, common stock or warrants. Our units have been accepted for listing on the American Stock Exchange under the symbol EIIU. Once the securities comprising the units begin separate trading, we expect that the common stock and warrants will be traded on the American Stock Exchange under the symbols EII and EIIW, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)(2)	Proceeds, before expenses, to us
Per unit	$10.00	$0.50	$9.50
Total	$202,500,000	$10,125,000	$192,375,000

——————

(1)

Does not include a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $.10 per unit ($2,025,000 in total), payable to Maxim Group LLC or the issuance of 202,500 shares of our common stock to Maxim Group LLC as contingent underwriting compensation.

(2)

Includes contingent underwriting compensation in the amount of 1% of the gross proceeds, or $.10 per unit (up to $2,025,000), payable to the underwriters only upon consummation of a business combination and then only with respect to those units as to which the component shares have not been redeemed and an additional $500,000 of contingent underwriting compensation not to be placed in the trust account, which is payable to the underwriters only upon consummation of a business combination. The contingent underwriting compensation will be equal to 3% of any of the gross proceeds from the sale of units acquired pursuant to the exercise of the underwriters’ over-allotment option, or $0.30 per unit, for total contingent underwriting compensation of up to $911,250 if the over-allotment option is exercised in full.

Of the proceeds we receive from this offering, the Regulation S private placement, a convertible loan in the principal amount of $2,550,000 ($3,157,500 if the over-allotment is exercised in full) to be made by Robert Ventures Limited, a company formed under the laws of the British Virgin Islands, which is controlled by our President and Chief Operating Officer, prior to the effective date of this offering, and a term loan in the principal amount of $475,000, to be made prior to the effective date of this offering, by our President and Chief Operating Officer, $202,500,000 will be deposited into a trust account at Lehman Brothers Inc. maintained by Continental Stock Transfer & Trust Company acting as trustee. This amount includes up to $2,025,000 ($0.10 per unit) which will be paid to the underwriters if a business combination is consummated, but which will be forfeited by the underwriters if a business combination is not consummated. As a result, our public stockholders will receive, subject to any valid claims by our creditors which are not covered by amounts in the trust account or indemnities provided by our officers and directors, the full purchase price of $10.00 per unit (plus a portion of the interest earned, but net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full), released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan, if not converted, and (iv) repayment of the $475,000 term loan (plus accrued interest)) in the event of our dissolution and liquidation if we fail to consummate a business combination. In addition upon completion of this offering, we have agreed to issue to Maxim Group LLC, as representative of the underwriters, and as contingent underwriting compensation, 202,500 shares of our common stock to be deposited into escrow, subject to forfeiture, and released to the representative only upon consummation of a business combination.

We are offering the units for sale on a firm-commitment basis. Maxim Group LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 21, 2006.

Maxim Group LLC Sole Book Runner	Ferris, Baker Watts Incorporated
July 18, 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

“Business Combination Company”™ and “BCC”™ are service marks of Maxim Group LLC.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Energy Infrastructure Acquisition Corp., and the term “public stockholders” means the holders of common stock sold as part of the units in this offering or acquired in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. Accordingly, as used in this prospectus, the term “public stockholders” will mean the holders of 20,250,000 shares of our common stock (23,287,500 if the underwriters’ over-allotment option is exercised in full).

Unless we tell you otherwise, references in this prospectus to “units” include 825,398 units that an off-shore company controlled by our President and Chief Operating Officer, has agreed to purchase in a Regulation S private placement in accordance with Regulation S under the Securities Act of 1933 concluded prior to this offering. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option and that no stockholder exercises its right of redemption described elsewhere in this prospectus. All share and per share information in this prospectus gives retroactive effect to a 0.4739219-for-1 stock dividend as of April 21, 2006.

We are a blank check company known as a Business Combination Company™, or BCC™. We were organized under the laws of the State of Delaware on August 11, 2005. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses that supports the process of bringing energy, in the form of crude oil, natural and liquefied petroleum gas, and refined and specialized products (such as petrochemicals), from production to final consumption throughout the world. To date, our efforts have been limited to organizational activities. We do not have any specific business combination under consideration, nor have we had any discussions with any target business regarding a possible business combination.

We believe that the demand for energy in today’s global economy presents opportunities for consolidation and growth. Before the marketplace can consume energy, it must be produced, transported, stored, refined and then ultimately distributed. Additionally, each of these links within the energy chain, specifically, production, refining, terminalling and transportation, is typically fragmented, which our management believes represents a favorable opportunity to consummate a business combination within the three identified groups of target companies listed below. They include businesses that provide the following services:

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refining/petrochemical plants that convert crude oil into products for consumption in the marketplace;

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terminalling facilities, on land or at sea, that are used to accumulate, store and distribute various forms of energy and/or petrochemical products; and

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transportation of crude oil, gas or refined products by sea going tanker vessels.

Our executive officers and directors have extensive experience in the energy industry as managers, principals or directors of worldwide energy companies. In addition, they collectively comprise a pool of expertise covering the key areas of the energy industry, with more than 100 years of total experience in negotiating and structuring transactions in the area in which we will attempt to compete. We intend to leverage the experience of our executive officers and directors, including their extensive contacts and relationships, by focusing our efforts on identifying a prospective target business or businesses in the energy industry.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the amount in the trust account (exclusive of the underwriters contingent compensation and Maxim Group LLC’s contingent placement fee being held in the trust account) at the time of such acquisition.

As used in this prospectus, a “target business” shall include an operating business or assets in the energy industry, or a combination thereof, and a “business combination” shall mean the acquisition by us of such a target business. Notwithstanding a business combination with one or more operating businesses or assets in the energy industry, or a combination thereof, our initial business combination will be with a target business or businesses with a collective fair market value that is at least 80% of the amount in the trust account (exclusive of the underwriters’ contingent compensation and Maxim Group LLC’s contingent placement fee to be held in the trust account) at the time of such business combination. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting any potential business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Neither we nor any of our agents or affiliates has yet taken any measure, directly or indirectly, to locate a target business. If we are unable to consummate a business combination within the allotted time periods set forth in this prospectus, we will implement a plan of dissolution and liquidation which will include the liquidation of our trust account to our public stockholders.

Our offices are located at Energy Infrastructure Acquisition Corp., 641 Fifth Avenue, New York, NY 10022 and our telephone number is (212) 752-3100.

Private Placement

Prior to the closing of this offering, an off-shore company controlled by our President and Chief Operating Officer will purchase from us an aggregate of 825,398 units at $10.00 per unit in a Regulation S private placement in accordance with Regulation S under the Securities Act of 1933. Each unit consists of one share of common stock and one warrant. Each warrant is exercisable into one share of common stock at $8.00 and will become exercisable on the later of (i) the completion of a business combination with a target business or (ii) one year from the date of the prospectus. Maxim Group LLC has acted as placement agent for the Regulation S private placement and will receive an aggregate of $412,699 payable from working capital comprised of (i) a placement fee equal to 4% of the gross proceeds ($.40 per unit) of the Regulation S private placement and (ii) a non-accountable expense allowance equal to 1% of the gross proceeds ($.10 per unit) of the Regulation S private placement, with such funds to be paid from the interest earned on the trust account in four quarterly installments following the consummation of this offering, but only after the first full quarter after we have drawn an aggregate of $1,000,000 in accrued interest from the trust account to fund our working capital and other expenses. An additional contingent placement fee in the amount of 1% of the gross proceeds, or $82,540 ($.10 per unit) will also be deposited into the trust account and will be paid to Maxim Group LLC in the event we consummate a business combination.

Accordingly, all of the gross proceeds from the sale of the 825,398 units in the Regulation S private placement, or $8,253,980, will be deposited into the trust account (of which $82,540 shall be released to Maxim Group LLC in the event we consummate a business combination, or forfeited to the stockholders if we liquidate). Therefore, if we do not complete a business combination that meets the criteria described in this prospectus, the $82,540 that would have been released to Maxim upon the consummation of a business combination will become part of the amount payable to our public stockholders upon the liquidation of our trust account as part of our stockholder-approved plan of dissolution and liquidation. These units contain restrictions prohibiting their transfer until the earlier of the consummation of a business combination or our liquidation. Furthermore, in each case, these units may not be transferred other than in accordance with Regulation S under the Securities Act of 1933. The holder of these units has agreed to vote the shares of common stock included in such units in favor of a business combination brought to the stockholders for their approval, and has waived its rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination.

Additional Issuable Shares and Loans

We have agreed to grant to Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, assignable options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four quarterly installments with 672,187 options vesting on each of the first three installments, and the remaining 672,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Sagredos being an officer of our company on each applicable vesting date.

We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors and a director, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three installments, and the remaining 224,064 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of our company on the applicable vesting date.

Each of the above described options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. See the section entitled, “Certain Relationships and Related Transactions.”

Because neither the options, nor the shares of common stock issuable upon exercise of the options to be granted to each of Messrs. Sagredos and Theotokis will initially be registered under the Securities Act of 1933, any future transfer of such securities by such individuals will be required to be made pursuant to an available exemption from the registration requirements under the Securities Act of 1933 or pursuant to a registration statement registering such securities. We have agreed to use our best efforts to register, under the Securities Act of 1933, the shares issuable upon exercise of such options.

As of the date of this prospectus, Mr. Sagredos has provided a loan to us in the aggregate principal amount of $300,000. Such loan bears interest at an annual rate of 4% and is due on the closing date of this offering. Four days prior to the effective date of this offering, Mr. Sagredos will loan us $475,000. Such loan will bear interest at a per annum interest rate equivalent to the per annum interest rate applied to the funds held in the trust account during the same period that such loan is outstanding. We are obligated to repay the principal and accrued interest on such loan immediately following the earlier of (i) the expiration of the second full quarter after the date that we have drawn down at least $1 million from accrued interest on the trust account to fund our working capital requirements, (ii) the consummation of a business combination by our company and (iii) our dissolution and liquidation.

Four days prior to the effective date of this offering, Robert Ventures Limited, a company formed under the laws of the British Virgin Islands, of which Mr. Sagredos is the sole officer, director and stockholder will loan an additional $2,550,000 to us in the form of a convertible loan ($3,157,500 if the over-allotment option is exercised in full). Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to funds held in the trust account during the quarterly period covered by such interest payment. We are obligated to make quarterly interest payments on such loan following the expiration of the first full quarter after the date that we have drawn down at least $1 million from accrued interest on the trust account to fund our working capital requirements. Such loan is due the earlier of our liquidation or the consummation of a business combination. The holder of the loan has the option to convert all of the principal of such indebtedness into units that are identical to the units being offered in this offering, at a conversion price of $10.00 a unit, commencing 2 days following the date we file a preliminary proxy statement with respect to a proposed business combination. In the event that the holder of the convertible loan elects to convert the full amount of the loan, it will receive 255,000 units (315,750 units if the over-allotment option is exercised in full) which, upon separation of the units would result in the holder having an additional 255,000 shares of common stock and 255,000 warrants (315,750 additional shares of common stock and 315,750 additional warrants if the over-allotment option is exercised in full). The units issuable upon conversion of the loan will contain the same restrictions on transfer, voting obligations and waiver of participation rights in any liquidation, as the units purchased in the Regulation S private placement.

The repayment of each of the $475,000 term loan and the $2,550,000 convertible loan ($3,157,500 if the over-allotment option is exercised in full) is subordinate to the public stockholders receiving a minimum of $10.00 per share, subject to any valid claims by our creditors which are not covered by amounts in the trust account or indemnities provided by our officers and directors, in the event of our liquidation and dissolution if we do not consummate a business combination, or if they exercise their redemption rights. In addition, the repayment of such loans and quarterly interest payments on the convertible loan will be made from interest accrued on the trust account.

The $475,000 term loan and the $2,550,000 convertible loan ($3,157,500 if the over-allotment option is exercised in full) are being made so that a total of $202,500,000 ($232,875,000 if the underwriters’ over-allotment option is exercised in full) will be in the trust account on the closing date of this offering.

THE OFFERING

Securities offered:	20,250,000 units, at $10.00 per unit, each unit consisting of:
• one share of common stock; and
• one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately beginning on the 90th day after the date of this prospectus, unless Maxim Group LLC informs us of its decision to allow earlier separate trading based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. In no event will Maxim Group LLC allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common stock:
Number outstanding before this offering	6,094,247 shares, which includes 825,398 shares purchased in the Regulation S private placement.

Number to be outstanding after this offering

26,546,747 shares, which includes 202,500 shares of common stock issued to Maxim Group LLC as deferred underwriting compensation and placed into escrow, subject to forfeiture in the event that we do not consummate a business combination.

Warrants:
Number outstanding before this offering	825,398 warrants

Number to be outstanding after this offering	21,075,398 warrants

Exercisability	Each warrant is exercisable into one share of common stock.

Exercise price	$8.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business, or
• July 17, 2007.

The warrants will expire at 5:00 p.m., New York City time, on July 17, 2010 or earlier upon redemption.

Redemption:	We may redeem the outstanding warrants:
• in whole and not in part,
• at a price of $.01 per warrant at any time after the warrants become exercisable,
• upon a minimum of 30 days’ prior written notice of redemption, and

•

if, and only if, the last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established the above criteria to provide warrant holders with (i) adequate notice of exercise only after the then prevailing common stock price is substantially above the warrant exercise price and (ii) a sufficient differential between the then prevailing common stock price and the warrant exercise price so there is a reasonable cushion to absorb a negative market reaction, if any to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption by payment of the exercise price or on a “cashless basis” in lieu of paying the cash exercise price if the warrants are redeemed. However, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

American Stock Exchange symbols for our:
Units	EIIU
Common stock	EII
Warrants	EIIW

Offering proceeds to be held in trust:

$202,500,000 of the proceeds from this offering, the Regulation S private placement, the convertible loan and the $475,000 term loan will be placed in a trust account at Lehman Brothers Inc. maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. Of this amount, up to $196,954,761 may be used by us for the purpose of effecting a business combination, and up to $2,107,540 will be paid to the underwriters and Maxim Group LLC if a business combination is consummated, but will be forfeited by the underwriters and Maxim Group LLC if a business combination is not consummated. These funds will not be released until the earlier of the completion of a business combination or implementation of a stockholder-approved plan of dissolution and liquidation; provided, however, that we plan to draw the following amounts from the interest accrued on the trust account prior to, or upon the consummation of, a business combination or our liquidation: (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest. Therefore, unless and until a business combination is consummated, other than as described above, the funds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. The $2,107,540 of the funds attributable to Maxim Group LLC’s contingent placement fee from the Regulation S offering and the underwriters’ contingent underwriting discount in connection with this offering (and accrued interest thereon, net of taxes payable) will be released to Maxim Group LLC and the underwriters, respectively, and any public stockholders exercising their redemption rights, upon completion of a business combination on the terms described in this prospectus, or to our public stockholders upon liquidation of the trust account as part of our plan of dissolution and liquidation, but will in no event be available for use by us in a business combination. The expenses that we may incur prior to consummation of a business combination may only be paid from the net proceeds of this offering and the Regulation S private placement not held in the trust account, and any interest earned and released to us as provided above.

There will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

• Repayment of the $300,000 loan, plus accrued interest, to Mr. Sagredos on the closing date.

•

Quarterly interest payments on the convertible loan in the principal amount of $2,550,000 ($3,157,500 if the over-allotment option is exercised in full) to be made to us by an off-shore company controlled by Mr. Sagredos, prior to the closing of this offering at a per annum interest rate equivalent to the per annum interest rate applied to the funds held in the trust account during the quarterly period covered by such interest payment. $19,125 per quarter, assuming an annual interest rate of 3%. Such interest payments shall commence after the first full quarter after we have drawn at least $1,000,000 from accrued interest from the trust account to fund our working capital requirements.

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Repayment of the $475,000 term loan, plus accrued interest, immediately following the earlier of (i) the second full quarter after the date we have drawn down at least $1,000,000 from accrued interest from the trust account to fund its working capital requirements, (ii) the consummation of a business combination by our Company and (iii) our dissolution and liquidation. Repayment of the loan principal is subordinate to the right of public stockholders to receive $10.00 per share in the event they exercise their redemption rights, or we liquidate.

•

Repayment of the above described convertible loan. The principal of such loan will be repaid upon the earlier of (i) the consummation of a business combination or (ii) our liquidation, subject to the holder electing to convert such loan into units. Repayment of the loan principal is subordinate to the right of public stockholders to receive $10.00 per share in the event they exercise their redemption rights, or we liquidate.

• Reimbursement for any expenses incident to the offering and finding a suitable business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination:

We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them prior to this offering, and prior to the Regulation S private placement, in accordance with the vote of the majority of the shares of common stock issued in this offering and the Regulation S private placement. Any shares acquired by our existing stockholders in this offering, in the Regulation S private placement, upon conversion of the convertible loan, or in the aftermarket will be voted in favor of the business combination. We will proceed with a business combination only if a majority of the shares of common stock voted by the holders in this offering and the Regulation S private placement are voted in favor of the business combination and public stockholders owning less than 30.0% of the total number of shares sold in this offering and the Regulation S private placement exercise their redemption rights described below. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described below. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value at least equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required as a condition to the consummation of our initial business combination. In such event, we may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate. The shares sold prior to this offering (including the shares sold in the Regulation S private placement) and any shares issuable upon conversion of the convertible loan do not have redemption rights. However, the voting obligations described above provide our existing stockholders with significant influence over matters requiring stockholder approval. See the section entitled, “Risk Factors — Risks associated with our business — Our existing stockholders including our officers and directors control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.” In addition, if we seek approval from our stockholders to consummate a business combination within 90 days of the expiration of 24 months (assuming that the period in which we need to consummate a business combination has been extended, as provided in our amended and restated certificate of incorporation) from the date of this offering, the proxy statement related to such business combination will also seek stockholder approval for our board’s recommended plan of dissolution and liquidation, in the event our stockholders do not approve such business combination.

Redemption rights for stockholders voting to reject a business combination:

Public stockholders voting against a business combination that is approved will be entitled to redeem their common stock for $10.00 per share (plus a portion of the interest earned, but net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest). Any determination of the portion of interest payable to public stockholders redeeming their common stock shall be made on a pro rata basis, in relation to all the public stockholders through the date of redemption. However, the ability of stockholders to receive $10.00 per unit is subject to any valid claims by our creditors which are not covered by amounts held in the trust account or the indemnities provided by our directors and officers. Public stockholders who redeem their common stock for a share of the trust account will continue to have the right to exercise any warrants they may hold.

Dissolution and liquidation if no business combination:

Pursuant to the terms of the trust agreement by and between us and American Stock Transfer and Trust Company, and applicable provisions of the Delaware General Corporation Law, we will as promptly as possible dissolve and liquidate all funds held in the trust account to our public stockholders as part of the overall plan of dissolution and liquidation if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Pursuant to the terms of the trust agreement, upon such dissolution and liquidation, public stockholders will receive the full purchase price of $10.00 per unit (plus a portion of the interest earned, but net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-

allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest), plus a pro rata share of any remaining net assets, subject to any valid claims by our creditors that are not covered by amounts held in the trust account or the indemnities provided by our directors and officers. See “Risk Factors,” beginning on Page 14 of the prospectus.

We cannot provide investors with assurances of a specific timeframe for the consummation or completion of dissolution and liquidation. Pursuant to our amended and restated certificate of incorporation, upon the expiration of such time periods, our purpose and powers will be limited to dissolving, liquidating and winding up. Also contained in our amended and restated certificate of incorporation is the agreement of our board to dissolve our company at that time. Consistent with such obligations, we will seek stockholder approval for any such plan of dissolution and liquidation, and our directors and executive officers have agreed to vote in favor of such dissolution and liquidation. Immediately upon the approval by our stockholders of our plan of dissolution and liquidation, we will liquidate our trust account to our public stockholders and pay, or reserve for payment in accordance therewith, from funds not held in trust, our liabilities and obligations.

Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering, including the shares included in the 825,398 units purchased in the Regulation S private placement, and shares issuable upon conversion of the convertible note. In addition, if we liquidate, the underwriters and Maxim Group LLC have agreed to waive their rights to the $2,025,000 ($2,936,250 if the underwriters’ over-allotment option is exercised in full) of contingent compensation and $82,540 of placement fees, respectively, deposited in the trust account for their benefit.

Accordingly, in the event we liquidate, our public stockholders will receive $10.00 per unit, plus a pro rata share of any accrued interest (net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest). However, the ability of stockholders to receive $10.00 per unit is subject to any valid claims by our creditors which are not covered by amounts held in the trust account or the indemnities provided by our directors and officers. We will pay the costs of dissolution and liquidation from our remaining assets outside of the trust account or funds released to us to fund our working capital requirements. In addition, if we seek approval from our stockholders to consummate a business combination within 90 days of the expiration of 24 months (assuming that the period in which we need to consummate a business combination has been extended, as provided in our amended and restated certificate of incorporation) from the date of this offering, the proxy statement related to such business combination will also seek stockholder approval for our board’s recommended plan of dissolution and liquidation, in the event our stockholders do not approve such business combination. If no proxy statement seeking the approval of our stockholders for a business combination has been filed 30 days prior to the date which is 24 months from the date of this offering, our board will, prior to such date, convene, adopt and recommend to our stockholders a plan of dissolution and liquidation, and on such date file a proxy statement with the Securities and Exchange Commission seeking stockholder approval for such plan.

We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation will be paid for with the funds not held in our trust account or funds released to us to fund our working capital requirements. However, we cannot assure you that there will be sufficient funds for such purpose.

We estimate that our total costs and expenses for implementing and completing our stockholder-approved plan of dissolution and liquidation will be in the range of $50,000 to $75,000. This amount includes all costs and expenses relating to filing of our dissolution in the State of Delaware, the winding up of our company and the costs of a proxy statement and meeting relating to the approval by our stockholders of our plan of dissolution and liquidation. We believe that there should be sufficient funds either available outside of the trust account or released to us to fund our working capital requirements, to fund the $50,000 to $75,000 of expenses. In addition, our directors and officers have agreed to indemnify us for all claims of creditors to the extent that we fail to obtain valid and enforceable waivers from such entities in order to protect the amounts held in trust.

In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose.

Escrow of existing stockholders’ shares:

Other than the shares comprising a part of the units sold in the Regulation S private placement or issuable upon conversion of the convertible loan, on the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, and except for up to 270,000 shares that may be surrendered to us for cancellation these shares will not be transferable during the escrow period and will not be released from escrow until July 17, 2009 unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property. All of the shares of common stock and warrants included in the units sold in the Regulation S private placement or issuable upon conversion of the convertible debt will be subject to a lock-up agreement that will expire upon the consummation of a business combination. If we are forced to liquidate, all of the existing stockholders, shares and the securities issued in the Regulation S private placement or issuable upon conversion of the convertible debt will be cancelled.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 14 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	March 31, 2006
	Actual	As Adjusted(1)

Balance Sheet Data:
Working capital/(deficiency)	$(364,209)	$197,023,722
Total assets	522,926	203,068,961
Total liabilities	503,965	6,045,239
Value of common stock which may be redeemed for cash(2)	—	62,573,069
Stockholders’ equity	$18,961	$134,450,653

——————

(1)

The “as adjusted” information gives effect to (i) the sale of the units in this offering and the Regulation S private placement, including the application of the related gross proceeds and the payment of the estimated remaining costs from such transactions, (ii)  a term loan in the principal amount of $475,000 to be made by Mr. Sagredos four days prior to the effective date of this offering, (iii) a convertible loan in the principal amount of $2,550,000 to be made by an off-shore company controlled by Mr. Sagredos four days prior to the effective date of this offering, to be increased by $607,500 in the event of the exercise in full of the over-allotment option and (iv) the repayment of the loan in the principal amount of $300,000 made by Mr. Sagredos prior to the date of this prospectus.

(2)

If the business combination is approved and completed, public stockholders who voted against the combination will be entitled to redeem their stock for $10.00 per share plus their pro rata share of any accrued interest earned on the trust account (net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and the repayment of the convertible loan if not converted prior to the earlier to occur of our dissolution and liquidation or the consummation of a business combination and (iv) repayment of the principal and accrued interest on the $475,000 term loan from Mr. Sagredos), which includes $0.10 per share of contingent underwriting compensation. However, the ability of stockholders to receive $10.00 per unit is subject to any valid claims by our creditors which are not covered by amounts held in the trust account or the indemnities provided by our officers and directors. See “Risk Factors – Risks associated with our business – If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share” and “Proposed Business – Effecting a business combination – Liquidation if no business combination.”

The total asset amount includes $196,954,761 being held in the trust account for our benefit, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, all of the funds held in the trust account (including $2,107,540, representing the contingent underwriting compensation and placement fees held for the benefit of the underwriters and Maxim Group LLC, respectively) will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 30% or more of the shares sold in this offering and the Regulation S private placement vote against the business combination and exercise their redemption rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 29.99% of the aggregate shares sold in this offering and the Regulation S private placement exercise their redemption rights. If this occurred, we would be required to redeem for cash up to approximately 29.99% of the 21,075,398 shares of common stock included in the units, or 6,320,512 shares of common stock, at an expected initial per-share redemption price of $10.00, plus a pro rata share of the accrued interest earned on the trust account (net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest), including a pro rata share of the accrued interest earned on the underwriters’ contingent compensation. However, the ability of stockholders to receive $10.00 per unit is subject to any valid claims by our creditors which are not covered by amounts held in the trust account or the indemnities provided by our officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the trust account of

$9.90. Of the excess redemption price, $0.10 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego for each share that is redeemed. Accordingly, the total contingent underwriting compensation payable to the underwriters in the event of a business combination will be reduced by $0.10 for each share that is redeemed. The balance will be paid from proceeds held in the trust account which are payable to us upon consummation of the business combination. In order to partially offset the resulting dilution to non-redeeming stockholders, management has agreed to surrender shares to us (at an assumed value of $10.00 per share) for cancellation, up to a maximum of 270,000 shares. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value at least equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required as a condition to the consummation of our initial business combination, and we may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Energy Infrastructure Acquisition Corp.

Risks associated with our business

We are a development-stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We are a recently incorporated development-stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

Our determination of the offering price of our units and of the aggregate amount of proceeds we are raising in this offering was more arbitrary than would typically be the case if we were an operating company rather than an acquisition vehicle.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units, the terms of the warrants, the aggregate proceeds we are raising and the amount to be placed in trust were the results of a negotiation between the underwriters and us. The factors that were considered in making these determinations included:

•

the history and prospects of similarly structured “blank check” companies;

•

our management and their experience in the industry;

•

the actual and proposed offerings of those companies, including the structure and size of the offerings;

•

our capital structure;

•

the general conditions of the securities markets at the time of the offering;

•

an assessment by management of the funds necessary to complete an acquisition in the energy or energy related industries; and

•

other factors deemed relevant.

Although these factors were considered, the determination of our per unit offering price and aggregate proceeds was more arbitrary than would typically be the case if we were an operating company. In addition, because we have not identified any potential target businesses, management’s assessment of the financial requirements necessary to complete a business combination may prove to be inaccurate, in which case we may not have sufficient funds to consummate a business combination and we would be forced to either find additional financing or liquidate, or we may have too great an amount in the trust account to identify a prospect having a fair market value of at least 80% of the amount held in our trust account.

If we are forced to liquidate before a business combination, our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate the trust account, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Effecting a business combination — Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC, including an audited balance sheet demonstrating this fact, upon consummation of this offering, we are exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules, such as entitlement to all the interest earned on the funds deposited into the trust account. Because we are not subject to Rule 419, a certain portion of the interest earned on the funds deposited in the trust account will be released to us to fund our working capital, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation value receivable by our public stockholders from the trust account as part of our plan of dissolution and liquidation will be less than $10.00 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited to, claims alleging fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and not seek recourse against the trust account for any reason.

Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders and the per-share liquidation value receivable by our public stockholders could be less than the $10.00 per share held in the trust account, plus interest (net of any taxes due on such interest, which taxes, if any, shall be paid from the trust account and any amounts released to us as described elsewhere in this prospectus), due to claims of such creditors. If we are unable to complete a business combination and dissolve the company, each of our officers and directors will be personally liable to the extent of their pro rata beneficial interest in our company immediately prior to this offering, if we did not obtain a valid and enforceable waiver from any vendor, prospective target business or other entity of any rights or claims by such creditors to the trust account, to ensure that the proceeds in the trust account are not reduced by the claims of various vendors, prospective target businesses or other entities that are owed money by us for services rendered or products sold to us, to the extent necessary to ensure that such claims do not reduce the amount in the trust account. Prior to this offering, six of our directors and officers collectively own on a beneficial basis all of our outstanding shares of common stock. Based on information we have obtained from such individuals, we currently believe that such persons are of substantial means and capable of funding a shortfall in our trust account, even though we have not asked them to reserve for such an eventuality. However, we cannot assure you that our directors will be able to satisfy those obligations. We believe the likelihood of our directors having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. We also will have access to any funds available outside the trust account or released to us to fund working capital requirements with which to pay any such potential claims (including costs and expenses incurred in connection with our plan of dissolution and liquidation currently estimated at approximately $50,000 to $75,000). The indemnification provisions are set forth in the insider letters, dated as of

June 6, 2006, executed by each of our officers and directors. The insider letters specifically set forth that in the event we obtain a valid and enforceable waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our stockholders from a vendor, prospective target business or other entity, the indemnification will not be available. The insider letters executed by each of our officers and directors, dated as of June 6, 2006, are exhibits to amendment no. 3 to the registration statement of which this prospectus forms a part. In the event that our board recommends and our stockholders approve a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from our trust account as part of its liquidation could be liable for claims made by creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

We will dissolve and liquidate if we do not consummate a business combination and our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

We will dissolve and liquidate our trust account to our public stockholders if we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if certain extension criteria are satisfied). Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we do not intend to comply with those procedures. In the event that our board of directors recommends and the stockholders approve a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities was insufficient, stockholders who received a return of funds could be liable for claims made by creditors. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

The procedures we must follow under Delaware law and our amended and restated certificate of incorporation if we dissolve and liquidate may result in substantial delays in the liquidation of our trust account to our public stockholders as  part of our plan of dissolution and distribution.

Pursuant to, among other documents, our amended and restated certificate of incorporation, if we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria have been satisfied, we will be required to dissolve, liquidate and wind up in compliance with the provisions of the Delaware General Corporation Law. In addition, in the event we seek stockholder approval for a plan of dissolution and distribution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose. The procedures required for us to liquidate under the Delaware General Corporation Law, or a vote to reject any plan of dissolution and distribution by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our plan of dissolution and distribution.

If we do not consummate a business combination and dissolve, payments from the trust account to our public stockholders may be delayed.

We currently believe that any plan of dissolution and liquidation subsequent to the expiration of the 18 and 24 month deadlines would proceed in approximately the following manner:

•

our board of directors will, consistent with Delaware law and its obligations described in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•

upon such deadline, we would file our preliminary proxy statement with the Securities and Exchange Commission;

•

if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and approximately 30 days following the passing of such deadline we will convene a meeting of our stockholders, at which they will either approve or reject our plan of dissolution and liquidation; and

•

if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 30 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and liquidation.

In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose.

The procedures required for us to liquidate under the Delaware law, or a vote to reject any plan of dissolution and liquidation by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our plan of dissolution and liquidation.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933 with respect to the shares of common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of our units at any time after the warrants become exercisable in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to use our best efforts to have an effective registration statement covering the issuance of the shares underlying the warrants at the time that our warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants.

Holders of our warrants will be able to exercise the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of our common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have undertaken in the Warrant Agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the warrants following completion of this offering to the extent required by federal securities laws, and we intend to comply with such undertaking, we cannot assure that we will be able to do so. In addition, we have agreed to use our reasonable efforts to register the shares underlying the warrants under the blue sky laws of the states of residence of the exercising warrantholders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

Because the units sold in the Regulation S private placement were originally issued pursuant to an exemption from registration requirements under the federal securities laws, the holders of the warrants contained in such units will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As a result, the holders of the warrants purchased in the Regulation S private placement will not have any restrictions with respect to the exercise of their warrants. As described above, the holders of the warrants purchased in this offering will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

As we have not currently selected any target business with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of the target business’ operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Effecting a business combination — We have not identified a target business.”

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.

Based upon publicly available information as of May 26, 2006, approximately 61 similarly structured blank check companies have completed initial public offerings since August 2003 and 31 others registration statements are currently pending with the SEC. As of May 26, 2006, of the blank check companies that have completed their public offerings, only 7 companies have consummated a business combination, while 14 other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, as of May 26, 2006 there are approximately 40 blank check companies with more than $2.6 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are approximately 34 additional offerings that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While, like us, some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may, therefore, be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Accordingly, such competition may have a negative impact upon our negotiating position and the total consideration we may be required to pay in order to consummate a business combination. Further, the fact that only 7 of such companies have completed a business combination and 14 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, our purpose and powers will be limited to dissolving, liquidating and winding up.

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our amended and restated certificate of incorporation authorizes the issuance of up to 89,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 37,282,855 authorized and unissued shares of our common stock which have not been reserved and accordingly, are available for future issuance (after giving effect to the 202,500 shares to be issued to Maxim Group LLC as contingent underwriting compensation and held in escrow and after appropriate reservation for the issuance of shares issuable upon (i) full exercise of our outstanding warrants (including warrants sold in the Regulation S private placement), (ii) the exercise of options to purchase an aggregate of 3,585,000 shares of our common stock to be granted to certain members of our management and (iii) (a) the conversion of the principal amount of the convertible loan into 255,000 units (315,750 units if the over-allotment option is exercised in full and the loan amount is increased to $3,157,500) and (b) the exercise of the warrants underlying the units issuable upon conversion of such loan) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

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may significantly reduce the equity interest of investors in this offering;

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will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our common stock.

Additionally, the energy industry is capital intensive, traditionally using substantial amounts of indebtedness to finance acquisitions, capital expenditures and working capital needs. If we finance any acquisitions through the issuance of debt securities, it could result in:

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default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

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our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Effecting a business combination — Selection of a target business and structuring of a business combination.”

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors and their nominees) will beneficially own approximately 23.0% of our issued and outstanding shares of common stock (including the purchase of 825,398 units in a Regulation S private placement by an off-shore entity controlled by George Sagredos, our President and Chief Operating Officer and a director), which could permit them to effectively influence the outcome of all matters requiring approval by our stockholders at such time, including the approval of our initial business combination, and, following such business combination, the election of directors and approval of significant corporate transactions. In addition, on the consummation of the offering, an off-shore entity controlled by Mr. Sagredos will hold a loan convertible, at its option, into 255,000 units consisting of 255,000 shares of common stock and 255,000 warrants (315,750 units if the over-allotment option is exercised in full and the loan amount is increased to $3,157,500). We have also agreed to grant Mr. Sagredos and to Mr. Andreas Theotokis, our Chairman of the Board, concurrent with the closing of this offering, assignable options to purchase an aggregate of 2,688,750 and 896,250 shares of our common stock, respectively. The options will vest in four quarterly installments of 672,187 and 224,062 options, respectively on each of the first three installments and 672,189 and 224,064 options, respectively, on the final installment, with the first installment in each case vesting on the date of expiration of the three-month period immediately following the consummation of a business combination. Each of the options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. See the section entitled, “Certain Relationships and Related Transactions.” Furthermore, our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination.

We will be dependent upon interest earned on the trust account to fund our search for a target company and consummation of a business combination.

Of the net proceeds of this offering, approximately $50,000 will be available to us initially outside the trust account to fund our working capital requirements. We will be dependent upon sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to search for a target company and consummate a business combination. While we are entitled to up to $3,363,000 (or $3,665,000 if the underwriters’ over-allotment option is exercised in full) of the interest earned on the trust account, if interest rates were to decline substantially, we may not have sufficient funds available to complete a business combination. In such event, we would need to borrow funds from our insiders or others or be forced to liquidate.

Our ability to effect a business combination and to be successful afterward will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate. It is also possible that our current officers and directors will resign upon the consummation of a business combination.

Our ability to effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect several of our management and other key personnel, particularly our President and Chief Operating Officer, Chief Executive Officer and Chairman of the Board, to remain associated with us following a business combination, we may employ other personnel following the business combination. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms as part of any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. If we acquired a target business in an all-cash transaction, it would be more likely that current members of management would remain with the combined company if they chose to do so. If a business combination were structured as a merger whereby the stockholders of the target company were to control the combined company following a business combination, it may be less likely that our current management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business’ management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates such retention as a condition to any potential business combination, management may look unfavorably upon or reject a business combination with a potential target business whose owners refuse to retain members of our management post-business combination, thereby resulting in a conflict of interest. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

None of our officers or directors has ever been associated with a blank check company which could adversely affect our ability to consummate a business combination.

None of our officers or directors has ever been associated with a blank check company. Accordingly, you may not have sufficient information with which to evaluate the ability of our management team to identify and complete a business combination using the proceeds of this offering and the Regulation S private placement. Our management’s lack of experience in operating a blank check company could adversely affect our ability to consummate a business combination and force us to liquidate.

If we seek to effect a business combination with an entity that is directly or indirectly affiliated with one or more of our existing stockholders, conflicts of interest could arise.

Our existing stockholders either currently have or may in the future have affiliations with companies in the energy and energy related industries. If we were to seek a business combination with a target company with which one or more of our existing stockholders is affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. If conflicts arise, they may not necessarily be resolved in our favor.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. If our executive officers’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled, “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. Due to these existing affiliations, they may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management — Directors and Executive Officers” and “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our existing stockholders, including our officers and directors, beneficially own shares of our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Our existing stockholders, including our officers and directors, who beneficially own shares of our common stock (which were issued prior to this offering), have waived their right to receive distributions with respect to those shares upon our liquidation if we fail to complete a business combination. Additionally, an off-shore company controlled by Mr. George Sagredos, our President and Chief Operating Officer, has agreed to waive its right to liquidation distributions with respect to the shares included in units to be purchased by it in the Regulation S private placement. Similarly, the holder of the convertible loan has agreed to waive such right to liquidation distributions with respect to the shares issuable upon its conversion. The shares and warrants beneficially owned by our officers and directors and their affiliates will be worthless if we do not consummate a business combination. In addition to the foregoing, we have agreed to grant to each of Messrs. Sagredos and Theotokis, concurrent with the closing of this offering, assignable options to purchase an aggregate of 2,688,750 and 896,250 shares of our common stock, respectively. The vesting of each installment of the options is contingent upon each of Messrs Sagredos and Theotokis being an officer of us on the applicable vesting date. Accordingly, the personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Our existing stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount outside of the trust account unless the business combination is consummated and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the available proceeds not deposited in the trust account and the portion of the interest on the trust account released to us (which, because interest rates are unknown, may be insufficient to fund all of our working capital requirements) unless the business combination is consummated. The financial interest of our officers and directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest. For instance, our existing stockholders may, as part of any such combination, negotiate the repayment of some or all of their out-of-pocket expenses in excess of the amount not placed in the trust account, which if not agreed to by the target business’ owners, could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest.

It is probable that our initial business combination will be with a single target business, which may cause us to be solely dependent on a single business and a limited number of services.

Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of the amount held in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition. We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and closings with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of the amount in the trust account threshold. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering and the Regulation S private placement. Accordingly, the prospects for our success may be:

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solely dependent upon the performance of a single business, or

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dependent upon the development or market acceptance of a single or limited number of processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to redeem for cash up to 29.99% of the total number of shares of common stock sold in this offering and the Regulation S private placement in certain instances will limit the manner in which we can structure a business combination (i.e. we will not be able to undertake an all cash acquisition) and may reduce the resources available to us for such purpose, as well as for funding a target company’s business. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

As we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds not held in trust (including interest earned on the trust account released to us) in search of a target business, or because we become obligated to redeem for cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, it is possible that we could use a portion of the funds not in the trust account (including amounts we borrowed, if any) to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds, if such payment was large enough and we had already used up the funds allocated to due diligence and related expenses in connection with the aborted transaction, we could be left with insufficient funds to continue searching for, or conduct due diligence with respect to, other potential target businesses. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would dissolve and liquidate the trust account as part of our plan of dissolution and liquidation. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or existing stockholders is required to provide any financing to us in connection with or after a business combination.

Risks associated with our acquisition of a target business in the energy industry

The energy industry is highly competitive.

The production, refining, terminalling and transportation industries are highly competitive. There is strong competition, both within the production and refining of energy industries and with other related industries, in supplying the fuel needs of commerce, industry and the home. Competition puts pressure on product prices, affects oil products marketing and requires continuous management focus on reducing unit costs and improving efficiency. Many of our competitors are fully integrated companies engaged on a national and/or international basis in many segments of the energy industry, on scales that may be much larger than ours. Large oil companies, because of the diversity and integration of their operations, larger capitalization and greater resources, may be better able to withstand volatile market conditions, compete on the basis of price, and more readily obtain oil, gas and petrochemicals in times of shortages.

The price volatility of crude oil depends upon many factors that are beyond our control and could adversely affect our profitability.

If we consummate a business combination with a target company in the business of refining crude oil, we anticipate that our refining and marketing earnings, profitability and cash flows will depend on the margin above fixed and variable expenses (including the cost of refinery feedstocks, such as crude oil) at which we are able to sell refined products. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil. Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil. Such supply and demand are affected by, among other things:

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changes in global and local economic conditions;

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domestic and foreign demand for fuel products, especially in the United States, China and India;

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worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa and Venezuela;

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the level of foreign and domestic production of crude oil and refined products;

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development and marketing of alternative and competing fuels; and

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local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our markets.

A large, rapid increase in crude oil prices would adversely affect our operating margins if the increased cost of raw materials could not be passed to our customers on a timely basis, and would adversely affect our sales volumes if consumption of refined products, particularly gasoline, were to decline as a result of such price increases. A sudden drop in crude oil prices would adversely affect our operating margins since wholesale prices typically decline promptly in response thereto, while we will be paying the higher crude oil prices until our crude supply at such higher prices is processed. The prices which we may obtain for our refined products are also affected by regional factors, such as local market conditions and the operations of competing refiners of petroleum products as well as seasonal factors influencing demand for such products.

We may be subject to interruptions of supply as a result of relying on pipelines for transportation of crude oil and refined products.

If we consummate a business combination with a target business in the refining industry, our refinery or refineries may rely heavily on pipelines to receive all or substantially all of its crude oil and we may deliver a substantial percentage of its refined products through pipelines. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, governmental regulation, terrorism, other third-party action or any of the types of events described in the preceding risk factor. Our prolonged inability to use any of the pipelines that we use to transport crude oil or refined products could have a material adverse effect on our business, financial condition and results of operations.

If we consummate a business combination with a target (business) in the refining industry, we may experience difficulties in marketing some of our products.

Our ability to market the products of a target business we acquired may depend on:

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obtaining the financing necessary to develop our feedstock, such as crude oil, to the point where production is available for sale;

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the proximity, capacity and cost of pipelines and other facilities for the transportation of crude oil and refined products;

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the quantity and quality of the refined products produced; and

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the availability of viable purchasers willing to buy our refined products.

If a business combination involves the ownership of vessels, such vessels could be arrested by maritime claimants, which could result in the interruption of business and have an adverse effect on revenue and profitability.

Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested”, this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

Governments could requisition vessels of a target company during a period of war or emergency, resulting in a loss of earnings.

If we consummate a business combination with a target company in the transportation business, a government could requisition our vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charter at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although a target company would be entitled to compensation in the event of a requisition of any of its vessels, the amount and timing of payment would be uncertain.

If we experience a catastrophic loss and our insurance is not adequate to cover such loss, it could have a material adverse affect on our operations.

If we consummate a business combination in the energy related industry and acquire ownership and operation of vessels, storage facilities and refineries our business could be affected by a number of risks, including mechanical failure, personal injury, loss or damage, business interruption due to political conditions in foreign countries, hostilities, labor strikes, adverse weather conditions and catastrophic disasters, including environmental accidents. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We intend to maintain insurance, consistent with industry standards, against these risks on business assets we may acquire upon completion of a business combination. However, we cannot assure you that we will be able to adequately insure against all risks, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the energy industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims for damages that may be asserted against us. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims, could have a material adverse effect on our profitability and operations.

The dangers inherent in the production, refining, terminalling or transporting and storing of energy could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

If we consummate a business combination with a target business in the production, refining, terminalling or transportation of energy industry, our operations may be subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products and refined products. These hazards and risks include, but are not limited to, natural disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment, any of which could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event at a refining, terminalling or transportation facility could significantly disrupt our production and distribution of refined products, and any sustained disruption could have a material adverse effect on our acquired business, financial condition and results of operations.

The energy industry is subject to intense governmental regulation.

The energy industry is subject to regulation and intervention by governments throughout the world in such matters as exploration and production interests, environmental protection controls, controls over the development and decommissioning of a field (including restrictions on production) and, possibly, nationalization, expropriation, cancellation or non-renewal of contract rights. The energy industry is also subject to the payment of royalties and taxation, which tend to be high compared with those payable in respect of other commercial activities and operates in certain tax jurisdictions which have a degree of uncertainty relating to the interpretation of, and changes to, tax law. As a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations.

We may incur significant costs in complying with environmental, safety and other governmental regulations and our failure to comply with these regulations could result in the imposition of penalties, fines and restrictions on our operations.

The energy industry is subject to extensive and changing environmental protection, safety and other federal, state and local laws, rules, regulations and treaties, compliance with which may entail significant expense, including expenses associated with changes in operating procedures. We cannot assure you that we will be able to comply with all laws, rules, regulations and treaties following a business combination. If we are unable to adhere to these requirements, it could result in the imposition of penalties and fines against us, and could also result in the imposition of restrictions on our business and operations. Furthermore, the costs of compliance also could have a material adverse effect on our profitability and operations.

Our operations may harm the environment.

We will attempt to conduct our activities in such a manner that there is no or minimum damage to the environment. However, risk could arise if we do not apply our resources to overcome the perceived trade-off between global access to energy and the protection or improvement of the natural environment.

Inherent in our operations are hazards which require continual oversight and control.

If we consummate a business combination, we may be engaged in transporting and refining materials with potential toxicity in the course of our business. There is a risk of loss of containment of hydrocarbons and other hazardous material at operating sites and during transportation. If operational risks materialized it could result in loss of life, damage to the environment or loss of production.

Conservation measures and technological advances could reduce demand for oil and gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and gas. We cannot predict the impact of the changing demand for oil and gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Political instability could harm our business.

We may target businesses that have operations in developing countries where political, economic and social transition is taking place. Some countries have experienced political instability, expropriation or nationalization of property, civil strife, strikes, acts of war and insurrections. Any of these conditions occurring could disrupt or terminate our operations, causing our operations to be curtailed or terminated in these areas or our production to decline and could cause us to incur additional costs.

Our business is subject to foreign currency risks.

Crude oil prices are generally set in U.S. dollars while sales of refined products may be in a variety of currencies. If we consummate a business combination with a target business with operations outside of the United States, our business will be subject to foreign currency risks. These risks include

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difficulty in converting local currencies to U.S. dollars; and

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the market for conversion of local currency into other currencies may deteriorate or cease to exist.

Fluctuation in exchange rates can therefore give rise to foreign exchange exposures.

We may re-incorporate in another jurisdiction in connection with a business combination, and the laws of such jurisdiction will likely govern all of our material agreements and we may not be able to enforce our legal rights.

In connection with a business combination, we may relocate the home jurisdiction of our business from Delaware to another jurisdiction to take advantage of favorable tax laws. If we determine to do this, the laws of such jurisdiction will likely govern all of our material agreements. We cannot assure you that the system of laws and the enforcement of existing laws in such jurisdiction would be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Any such reincorporation and the international nature of the energy industry will likely subject us to foreign regulation.

Because all but one of our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States, it may be difficult for investors to enforce their legal rights against such individuals.

All but one of our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets may be located outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon all of our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of such directors and officers under Federal securities laws.

Management services relating to a target company may be performed by management companies that are affiliates of our officers and directors which could result in potential conflicts of interest.

We anticipate engaging the services of one or more management companies to provide technical and management services, relating to the operation of vessels, storage facilities and/or refineries. If members of existing management remain our officers or directors post business combination, it is possible that these management services will be performed by management companies that are controlled by one or more of our existing stockholders, officers or directors. The management companies may receive fees and commissions in connection with their services rendered. The relationships between our officers and directors and the applicable management companies may give rise to conflicts of interest between us on the one hand and the management companies on the other. In addition, some of our officers and directors also may hold senior management positions with one or more of these management companies. In light of their positions, these individuals may experience conflicts of interest in selecting between our interests and those of the applicable management companies.

Because certain financial information will be required to be provided to our stockholders in connection with a proposed business combination, prospective target businesses may be limited.

In order to seek stockholder approval of a business combination with an operating business in the energy industry, the proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the United States Public Company Accounting Oversight Board. Some of the businesses in the energy industry may not keep financial statements in accordance with, or that can be reconciled with, U.S. generally accepted accounting principles. To the extent that the required financial statements or information cannot be prepared or obtained, we will not be able to complete a business combination with such entities. Accordingly, these financial information requirements may limit the pool of potential target businesses which we may acquire.

If we choose to enter the shipping industry and we re-incorporate in a foreign jurisdiction, we may become subject to United States Federal income taxation on our United States source shipping income.

Should we choose to enter the shipping industry and complete a business combination with a target business outside of the United States and, such acquisition involved our reincorporation as a foreign entity, we would then attempt to qualify under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, for an exemption from United States federal income tax on substantially all of our shipping income. This exemption may not be available, or may subsequently be lost, if 50% or more of our stock is owned, for more than half the number of days during the taxable year, by persons in the United States. We can give no assurance that the ownership of our stock will permit us to qualify for the Section 883 exemption. If we do not qualify for an exemption pursuant to Section 883, we will be subject to United States federal income tax, likely imposed on a gross basis at 4%, on our United States source shipping income, which constitutes not more than 50% of our gross shipping income. In such case, we may seek to elect to be taxed under what is in essence an alternative tonnage tax created by the American Job Creation Act of 2004, which would likely provide for a substantially reduced tax to the extent it applies. In such a case, our net income and cash flow will be reduced by the amount of such tax.

Risks associated with this offering

Our founding stockholders paid an aggregate of $25,000, or approximately $0.004, per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering and the Regulation S private placement constitutes the dilution to you and the other investors in such offerings. The fact that our founding stockholders acquired their initial shares of common stock at a nominal price has significantly contributed to this dilution. After giving effect to the offering and the Regulation S private placement, you and the other investors in this offering will incur an immediate and substantial dilution of approximately 33.40% or $3.34 per share (the difference between the pro forma net tangible book value per share of $6.66, and the initial offering price of $10.00 per unit).

Certain members of our management will be granted stock options, which could have a negative impact on our results of operations.

We have agreed to grant Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four successive quarterly installments with 672,187 options vesting on each of the first three installments, and the remaining 622,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. We have also agreed to grant to Mr. Theotokis, our Chairman of the Board, concurrent with the closing of this offering, options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four successive quarterly installments with 224,062 options vesting on each of the first three installments and the remaining 224,064 options vesting on the final installment, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination. Each of the options described above is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. Because the grant of the options will be deemed to be stock-

based compensation, commencing on the date of grant (which we expect to occur at the closing of this offering), we will be required to record a charge to earnings in an amount equal to the fair value of such options, which we have estimated using the Black-Scholes formula, to be an aggregate of approximately $35,000,000. We expect the charge to earnings with respect to each quarterly installment will be amortized over a maximum period of 36 months. Accordingly, on an aggregate basis, during the 36 month period following the closing of this offering, as a result of the grant of such options, we expect to charge an average of approximately $2,917,000 to earnings each quarter. In the event that we consummate a business combination prior to two years from the closing date of this offering, the above amortization schedule, assuming we consummate a business combination in two years, would be accelerated and we would record a greater charge to earnings each quarter. Any such charge to earnings could have a negative impact on our results of operations, particularly when we expect to have operating revenues following a business combination. Based upon the expected amortization schedule, assuming we consummate a business combination in two years, we expect to amortize 77% of the fair value of the options prior to the consummation of a business combination. Although there can be no assurance, we do not believe the grant of such options will have a material impact on our ability to effect a business combination.

Our outstanding warrants, options and convertible debt may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

Following the offering, as part of the units, we will have issued warrants to purchase 21,075,398 shares of common stock (which includes the units sold in the Regulation S private placement). In addition, concurrent with the consummation of this offering, we will reserve (i) up to an additional 3,585,000 shares of common stock issuable upon exercise of options to be issued to Messrs. Sagredos and Theotokis and (ii) up to an additional 631,500 shares of common stock underlying 315,750 units issuable upon conversion of a loan to be made by an off-shore company controlled by Mr. Sagredos. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise or conversion of these warrants, options and convertible debt could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised or converted, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants, options and convertible debt may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants, options and convertible debt could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants, options and convertible debt are exercised or converted, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of the 5,268,849 shares of common stock they acquired prior to this offering at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before three years from the date of this prospectus. Furthermore, we have agreed to grant demand registration rights with respect to the securities underlying the 825,398 units purchased in the Regulation S private placement and the securities underlying the 255,000 units issuable upon conversion of the convertible loan (315,750 units if the over-allotment option is exercised in full) at any time after we announce that we have entered a letter of intent, an agreement in principle or a definitive agreement in connection with a business combination. We have also agreed to apply our best efforts to register the 3,585,000 shares of common stock underlying the options we have agreed to issue to Messrs. Sagredos and Theotokis upon the closing of the offering. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be up to an additional 9,485,349 shares of common stock (assuming that the convertible loan is converted and all of the options granted to Messrs. Sagredos and Theotokis have vested and are exercised) eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

As of the date of this prospectus there is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our units have been accepted for listing on the American Stock Exchange. Once the securities comprising the units begin separate trading, the common stock and warrants will be listed on the American Stock Exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future prior to, or following, a business combination. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

•

a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•

a limited amount of news and analyst coverage for our company; and

•

a decreased ability to issue additional securities or obtain additional financing in the future.

An investment in this offering may involve adverse tax consequences because the redemption and liquidation price per share is greater than the $10.00 per unit purchase price.

While we intend to take a contrary position, there is a risk that an investor’s entitlement to receive payments in excess of the investor’s tax basis in our common stock upon exercise of the investor’s redemption right or upon our liquidation will result in constructive income to the investor, which could affect the timing and character of income recognition and result in a tax liability to the investor without the investor’s receipt of cash from us. Such risk might also arise as a result of management’s agreement to surrender shares if and to the extent investors exercise their redemption rights. Prospective investors are urged to consult their own tax advisors with respect to these tax risks, as well as the specific tax consequences to them of purchasing, holding or disposing of our units.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940 because, following the offering and prior to the consummation of a business combination, we may be viewed as engaging in the business of investing in securities and we will own investment securities having a value exceeding forty percent of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•

restrictions on the nature of our investments; and

•

restrictions on the issuance of securities;

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•

registration as an investment company;

•

adoption of a specific form of corporate structure; and

•

reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

However, we do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in Treasury Bills issued by the United States with maturity dates of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to avoid being deemed an investment company within the meaning of the Investment Company Act of 1940. This offering is not intended for persons who are seeking a return on investments in government securities. The trust account and the purchase of government securities for the trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the consummation of our primary business objective, which is a business combination, or (ii) absent a business combination, our dissolution and return of the funds held in this trust account to our public stockholders as part of our plan of dissolution and liquidation. Notwithstanding our belief that we are not required to comply with the requirements of such act, in the event that the stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time, we may be considered to be an investment company and thus required to comply with such act. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination, in which event this reimbursement obligation would in all likelihood be negotiated with the owners of a target business. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent” under the policies of the North American Securities Administrator Association, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because we may acquire a company located outside of the United States, we may be subject to various risks of the foreign jurisdiction in which we ultimately operate.

If we acquire a company that has sales or operations outside the United States, we could be exposed to risks that negatively impact our future sales or profitability following a business combination, especially if the acquired company is in a developing country or a country that is not fully market-oriented. If we were to acquire a business that operates in such a country, our operations might not develop in the same way or at the same rate as might be expected in the United States or another country with an economy similar to the market-oriented economies of member countries which are members of the Organization for Economic Cooperation and Development, or the OECD (an international organization helping governments through the economic, social and governance challenges of a globalized economy).

USE OF PROCEEDS

We estimate that the net proceeds of this offering and the Regulation S private placement will be as set forth in the following table:

	Without Over-Allotment Option	Over-Allotment Option Exercised
Gross proceeds
Regulation S private placement	$8,253,980	$8,253,980
Offering	202,500,000	232,875,000
Total	$210,753,980	$241,128,980
Offering and Regulation S private placement expenses(1)
Underwriting discount(2)	8,100,000	8,707,500
Deferred Placement fee(3)	412,699	412,699
Underwriting non-accountable expense allowance (1% of gross proceeds)	2,025,000	2,025,000
Contingent underwriting compensation(4)	2,025,000	2,936,250
Contingent placement fee(5)	82,540	82,540
Legal fees and expenses	775,000	775,000
Amex listing fees and expenses	80,000	80,000
Miscellaneous expenses	38,724	38,724
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	50,000	50,000
SEC registration fee	49,836	49,836
NASD registration fee	60,420	60,420
Total offering expenses	$13,749,219	$15,267,969
Net proceeds
Not held in trust	$50,000	$50,000
Held in trust for our benefit(6)	196,954,761	225,811,011
Total net proceeds	$197,004,761	$225,861,011
Adjustments
Additional founder’s loan(7)	$475,000	$475,000
Convertible loan to be held in trust(8)	2,550,000	3,157,500
Deferred placement fee payable from earned interest(3)	412,699	412,699
Contingent underwriting compensation and placement fee to be held in trust(4)(5)	2,107,540	3,018,790
Total held in trust – $10.00 per unit (100%)	$202,500,000	$232,875,000

	Amount	Percentage

Estimated expenses related to a business combination - to be paid  from interest earned on the trust account allocated for working capital purposes ($3,363,000, or $3,665,000, if the over-allotment is exercised in full)(9)

Legal, accounting and other expenses attendant to the structuring and negotiation of a business combination	$800,000	23.8%
Due Diligence, identification and research of prospective target business and reimbursement of out of pocket due diligence expenses to management	620,000	18.4%
Working capital, director and officer liability insurance premiums and reserves (including finders’ fees, consulting fees or other similar compensation, potential deposits, down payments, franchise taxes or funding of a “no-shop” provision with respect to a particular business combination and dissolution obligations and reserves, if any)	950,301	28.3%
Payment for office space and administrative and support services ($7,500 per month for up to 2 years)	180,000	5.4%
Legal and accounting fees relating to SEC reporting obligations	250,000	7.4%
Directors’ and Officers’ Liability Insurance	150,000	4.5%
Deferred Private Placement Fees(3)	412,699	12.3%
Total estimated expenses related to a business combination	$3,363,000	100.0%
Additional expenses - to be paid from additional interest earned on the trust account(9)
Repayment of additional founder’s loan and accrued interest(10)	$475,000	15.0%
Interest on convertible loan(11)	153,000	4.8%
Repayment of convertible loan(8)	$2,550,000	80.2%
Total estimated additional expenses	$3,178,000	100.0%
Total expenses to be paid from interest earned on the trust account	$6,541,000

——————

(1)

A portion of the offering expenses, including SEC registration fees, NASD filing fees, AMEX filing fees and legal and accounting fees, have been paid from the $300,000 loan from our President and Chief Operating Officer, George Sagredos, which loan shall be repaid upon the closing of the offering. Four days prior to the effective date of the offering, Mr. Sagredos will make an additional loan to the Company in the principal amount of $475,000, as more fully described in footnote (6) below.

(2)

Includes $500,000 of the underwriter’s discount that the underwriters have agreed to defer until the consummation of a business combination and forfeit in the event we do not consummate a business combination.

(3)

Consists of $412,699 in deferred placement fees in connection with Regulation S private placement payable to Maxim Group LLC from working capital, with such amount to be paid in four quarterly installments out of interest earned on the trust account. Maxim Group LLC has agreed to defer such payments until the expiration of the first full quarter after the date that we have drawn interest from the trust account aggregating $1,000,000 to fund our working capital and other expenses. See the section entitled, “Prospectus Summary — Private Placement.”

(4)

Represents 1% of the gross proceeds from the sale of the 20,250,000 units in this offering ($2,025,000) and 3% of the gross proceeds from the sale of the 3,037,500 units subject to the underwriters’ over-allotment option ($911,250) that will be deposited into the trust account and paid to the underwriters only upon consummation of a business combination and then only with respect to those units as to which the component shares have not been redeemed. If a business combination is not consummated and we liquidate, such amounts will be distributed among our public stockholders. In addition, in the event of a business combination the amount of contingent underwriting compensation payable to the underwriters will have priority over other claims to the trust account.

(5)

Represents 1% of the gross proceeds from the sale of the 825,398 units in the Regulation S private placement ($82,540) that will be deposited into the trust account and paid to Maxim Group LLC only upon consummation of a business combination. In the event of a business combination, such amounts will have priority over the other claims to the trust account.

(6)

Excludes (i) $2,025,000 (or $2,936,250 if the underwriters’ over allotment option is exercised in full) of the underwriters’ discount, and $82,540 of Maxim Group LLC’s placement agent fee which the underwriters and Maxim Group LLC have agreed to deposit into the trust account and forfeit in the event we do not consummate a business combination.

(7)

Reflects a term loan in the principal amount of $475,000 to be made by Mr. Sagredos prior to the closing date of this offering. Such loan is to be repaid from accrued interest on the trust account.

(8)

Reflects a convertible loan of $2,550,000 to be made prior to consummation of this offering ($3,157,500 if the over-allotment is exercised in full), which amount is payable upon the earlier to occur of consummation of a business combination or our liquidation, subject to the right of the holder to convert.

(9)

We expect to fund substantially all of our operating costs from interest earned from the trust account released to us. An aggregate of $3,363,000 (or $3,665,000 if the underwriters’ over-allotment is exercised in full) of the interest earned on the proceeds being held in the trust account will be released to us to fund our working capital requirements. In addition, we anticipate allocating an additional $3,178,000 of interest earned on the trust account for (i) payment of quarterly interest payments on the convertible loan (estimated to be $153,000 in the aggregate), (ii) repayment of the convertible loan in the principal amount of $2,550,000 ($3,157,500 if the underwriters’ over-allotment option is exercised in full) in the event it is not converted, and (iii) repayment of the $475,000 term loan (plus accrued interest).

(10)

We are obligated to repay the principal and accrued interest on such loan following the expiration of the second full quarter after the date that we have drawn down at least $1 million from accrued interest on the trust account to fund our working capital requirements. Does not include interest to accrue during the term of the loan, estimated to be approximately $7,500 per year, applying an estimated interest rate of 3% per annum.

(11)

Assuming an interest rate of 3% per annum, payable in the amount of $19,125 on a quarterly basis. We are obligated to make quarterly interest payments on such loan following the expiration of the first full quarter after the date that we have drawn down at least $1 million from accrued interest on the trust account to fund our working capital requirements. Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to the funds held in trust during the quarterly period covered by such interest payment. The principal of such loan is due on the earlier of our dissolution and liquidation or the consummation of a business combination.

On the closing date of this offering, $202,500,000, or $232,875,000 if the underwriters’ over-allotment option is exercised in full, will be placed in a trust account at Lehman Brothers’ Inc. maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. This amount includes the net proceeds of this offering and the Regulation S private placement, a convertible loan in the principal amount of $2,550,000 to be made prior to the effective date of this offering by an off-shore company controlled by our President and Chief Operating Officer, a term loan in the principal amount of $475,000 to be made prior to the effective date of this offering by our President and Chief Operating Officer, $2,107,540 ($3,018,790 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees to be paid to the underwriters and Maxim Group LLC, respectively, if and only if, a business combination is consummated, and $412,699 in deferred placement fees to be paid to Maxim Group LLC in connection with the Regulation S private placement.

Under the terms of our investment management trust agreement we are permitted, at our discretion, from time to time as interest is earned and funds become available, to draw the following amounts from the interest accrued on the trust account: (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest. The remaining proceeds held in trust will not be released from the trust account until the earlier of the completion of a business combination or the liquidation of the trust account as part of any plan of dissolution and liquidation approved by our stockholders. The proceeds held in the trust account (exclusive of any funds held for the benefit of the underwriters and Maxim Group LLC or used to pay stockholders who have exercised their redemption right) may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business (other than amounts paid for finders’ or professional fees or amounts paid for any fees or costs incurred in connection with any debt or equity financing made in connection with the business combination) may be used to finance operations of the target business.

We expect to allocate the $3,363,000 funds identified for working capital as follows:

Allocation of Working Capital(1)	Amount

Legal, accounting and other expenses attendant to the structuring and negotiation of a business combination	$800,000

Due diligence, identification and research of prospective target business and reimbursement of out of pocket due diligence expenses to management	620,000

Working capital and reserves (including finders’ fees, consulting fees or other similar compensation, potential deposits, down payments, franchise taxes or funding of a “no-shop” provision with respect to a particular business combination and dissolution obligations and reserves, if necessary(2))	950,301

Payment for office space and administrative and support services ($7,500 per month for up to 2 years)	180,000

Legal and accounting fees relating to SEC reporting obligations	250,000

Directors’ and Officers’ Liability Insurance	150,000

Deferred placement fees to be paid to Maxim group LLC in connection with the Regulation S private placement	412,699

Total(3)	$3,363,000

——————

(1)

The allocation below is an estimate and may not prove to be accurate.

(2)

We currently estimate that we would require approximately $50,000 to $75,000 to implement our stockholder approved plan of dissolution in the event we do not consummate a business combination.

(3)

We will be permitted to draw up to $3,665,000 from the interest earned on our trust account in the event that the over-allotment is exercised in full.

Only minimal proceeds have been allocated for working capital purposes and we intend to fund the majority of such amounts from a portion of the interest earned on the proceeds being held in the trust account. We have agreed with the representative that $3,363,000 (or $3,665,000 if the underwriters’ over-allotment option is exercised in full) of the interest earned on the proceeds being held in the trust account for our benefit (net of taxes payable) will be released to us upon our request, and in such intervals and in such amounts as we desire and are available. Although we do not know the rate of interest to be earned on the trust account and are unable to predict an exact amount of time it will take to complete a business combination, we believe that following the completion of this offering it will take a significant amount of time to find a prospective target and take all of the steps necessary to complete a business combination. We anticipate that the interest that will accrue on the trust account, even at an interest rate of 3% per annum, during the time it will take to identify a target and complete an acquisition will be sufficient to fund our working capital requirements. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors, but is expected to include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but will be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities.

It is also possible that we could use a portion of our working capital to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), if such payment was large enough and we had already used up the funds available for due diligence and related expenses in connection with the aborted transaction, we could be left with insufficient funds to continue searching for, or conduct due diligence with respect to, other potential target businesses. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. Although there are no existing written or oral agreements in place, or obligations on the part of our existing stockholders, it is possible that our existing stockholders could advance us the additional required funds, thereby increasing the amount of excess out-of-pocket expenses to be reimbursed following a business combination.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

In addition to the above, we intend to use the interest earned on the trust account and released to us for the payment of quarterly interest payments on the convertible loan in the principal amount of $2,550,000 to be made prior to the effective date of this offering ($3,157,500 in the event the over-allotment option is exercised in full) and repayment of the convertible loan, for payment of taxes payable on interest earned on the trust account and repayment of the $475,000 term loan. We believe that the amount allocated to working capital, together with interest earned on the trust account available to us, as described above, will be sufficient to cover the costs related to the acquisition of a target business and reimbursement costs, even if the costs of due diligence, legal, accounting and other expenses of structuring and negotiating a business combination exceed our estimates.

As of the date of this prospectus, George Sagredos, our President, Chief Operating Officer and a director has advanced to us a total of $300,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee, AMEX Listing fees, legal fees and expenses and an advance on Maxim’s non accountable expense allowance. Such loan will be payable with 4% annual interest on the closing of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

Four days prior to the effective date, Mr. Sagredos will loan us an additional $475,000. Such loan will be placed in the trust account on the closing date of this offering. Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to the funds held in the trust account during the same period that such loan is outstanding. Principal and accrued interest is to be repaid from interest accrued on the trust account. The Company is not obligated to repay such loan until the earlier of (i) expiration of the second full quarter after the date that it has drawn down at least $1,000,000 from accrued interest from the trust account to fund its working capital requirements, (ii) the consummation of a business combination and (iii) our dissolution and liquidation.

In addition, four days prior to the effective date of this offering, Robert Ventures Limited, a company formed under the laws of the British Virgin Islands which is controlled by George Sagredos, will loan us an additional $2,550,000 in the form of a convertible loan ($3,157,500 if the over-allotment option is exercised in full). Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to the funds held in the trust account during the quarterly period covered by such interest payment. We are obligated to make quarterly interest payments on such loan following the expiration of the first full quarter after the date that we have drawn down at least $1 million in accrued interest on the trust account to fund our working capital requirements. Such loan is due the earlier of our liquidation or the consummation of a business combination. Quarterly interest payments and the repayment of principal will be made from interest accrued on the trust account.

The $475,000 term loan and the $2,550,000 convertible loan ($3,157,500 if the over-allotment option is exercised in full) are being made so that a total of $202,500,000 ($232,875,000 if the underwriters’ over allotment option is exercised in full) will be in the trust account on the closing date of this offering.

The repayment of each of the $475,000 term loan and the $2,550,000 convertible loan ($3,157,500 if the over-allotment option is exercised in full) is subordinate to the public stockholders receiving a minimum of $10.00 per share, subject to any valid claims by our creditors which are not covered by amounts in the trust account or indemnities provided by our officers and directors, in the event of our liquidation and dissolution if we do not consummate a business combination, or if they exercise their redemption rights.

The Company has decided to treat the $300,000 loan which was made by Mr. Sagredos in October 2005, and each of the $2,550,000 convertible loan ($3,157,500 if the over-allotment is exercised in full) and $475,000 term loan, both to be made four days prior to the effective date of the offering, as separate transactions because each of such loans, as described above, contains different business terms with respect to the timing of repayment, applicable interest rate and convertibility, due to the differing facts and circumstances of the Company at the time such funds were required, which reflects the actual sequencing of such transactions.

The funds held in the trust account will be invested only in United States “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. By restricting the investment of the proceeds of this offering to these instruments, we intend to avoid being deemed to be an investment company within the meaning of the Investment Company Act. Notwithstanding our belief that we are not required to comply with the requirements of such act, in the event that the stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time, we may be considered to be an investment company and thus required to comply with such act.

We believe that, upon consummation of this offering, and receipt of interest on the trust account (net of taxes payable), we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Other than options that we have agreed to grant to each of Messrs. Sagredos and Theotokis, which vest following the consummation of a business combination, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, or any of their affiliates, from us or from any other party for any services rendered to us prior to or in connection with the consummation of the business combination. Our existing stockholders will only be entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf. To the extent that such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination, in which event this reimbursement obligation would in all likelihood be negotiated with the owners of a target business. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust account including interest earned on his, her or its portion of the trust account, (net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan upon the earlier to occur of our dissolution and liquidation or a business combination, if not converted, and (iv) repayment of the term loan, plus accrued interest), only in the event of the liquidation of the trust account as part of our plan of dissolution and liquidation approved by our stockholders upon our failure to complete a business combination within the allotted time or if that public stockholder were to seek to redeem such shares for cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering and the Regulation S private placement constitutes the dilution to investors in this offering and the Regulation S private placement. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be redeemed for cash), by the number of outstanding shares of our common stock.

At March 31, 2006, our net tangible book value was a deficiency of $364,209, or approximately $(0.06) per share of common stock. After giving effect to the sale of 21,075,398 shares of common stock included in the units to be sold in this offering and the Regulation S private placement, and the deduction of underwriting discounts, placement fees and estimated expenses of this offering and the Regulation S private placement, our pro forma net tangible book value (as decreased by the value of 6,320,512 shares of common stock which may be redeemed for cash) at March 31, 2006 would have been $134,450,653 or approximately $6.65 per share, representing an immediate increase in net tangible book value of $6.71 per share to the existing stockholders and an immediate dilution of $3.35 per share, or 33.5% to new investors not exercising their redemption rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $62,573,069 less than it otherwise would have been because if we effect a business combination, the redemption rights to the public stockholders may result in the redemption for cash of up to approximately 29.99% of the aggregate number of the shares sold in this offering and the Regulation S private placement at a per-share redemption price equal to $9.90, plus (i) their pro rata share of any interest earned on the trust account (net of taxes payable) not previously distributed to us and (ii) $0.10 per share plus interest earned thereon (net of taxes payable) of contingent underwriting compensation that the underwriters have agreed to forfeit for the benefit of redeeming stockholders.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$10.00
Net tangible book value before this offering	$(0.06)
Increase attributable to new investor	6.71
Pro forma net tangible book value after this offering		6.65
Dilution to new investors		$3.35

The following table sets forth information with respect to our existing stockholders prior to and after the private placement and the new investors:

	Shares Purchased(1)(2)		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders(3)	5,268,849	20.00%	$25,000.01%		$.004
Regulation S private placement investor	825,398	3.13%	$8,253,980	3.92%	$10.00
New investors	20,250,000	76.87%	$202,500,000	96.07%	$10.00
	26,344,247	100.00%	$210,778,980	100.00%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before the offering and Regulation S private placement	$(364,209)
Net Proceeds from this offering and the Regulation S private placement	197,004,761
Offering costs paid in advance and excluded from tangible book value before this offering and the Regulation S private placement	383,170
Less: Proceeds held in trust subject to redemption for cash at $9.90 per share(4)	(62,573,069)
$134,450,653
Denominator:
Shares of common stock outstanding prior to the offering and the Regulation S private placement(3)	5,268,849
Shares of common stock included in the units offered and in the Regulation S private placement	21,075,398
Shares of common stock to Maxim Group LLC as deferred contingent underwriting compensation, held in escrow, subject to forfeiture in the event a business combination is not consummated	202,500
Less: Shares subject to redemption (21,075,398 × 29.99%)	(6,320,512)
20,226,235 (5)

——————

(1)

Does not include the issuance of 202,500 shares of common stock to Maxim Group LLC as deferred contingent underwriting compensation.

(2)

Does not include the issuance of 3,585,000 shares of common stock issuable upon exercise of options to be granted to Messrs. Sagredos and Theotokis.

(3)

Reflects the surrender for cancellation of 562,500 shares of common stock by certain of our common stockholders prior to the effective date of this offering.

(4)

Does not reflect contingent underwriting compensation held in trust for redemption of shares for cash at $0.10 per share, or $2,025,000.

(5)

Does not reflect the possible surrender of up to 270,000 shares by our existing stockholders in the event and to the extent we must redeem shares for cash. See the section entitled, “Proposed Business — Effecting a business combination — Redemption rights.”

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2006 and as adjusted to give effect to the sale of our units in this offering and the Regulation S private placement and the application of the estimated net proceeds derived from the sale of our units:

	March 31, 2006
	Actual	As Adjusted(3)(4)

Notes payable to officer	$300,000	$3,025,000
Common stock, $.0001 par value, -0- and 6,320,512 shares which are subject to possible redemption, shares at redemption value(1)	$—	$62,573,069
Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 89,000,000 shares authorized; 5,831,349 actual shares issued and outstanding; 20,226,235 shares issued and outstanding (excluding 6,320,512 shares subject to possible redemption), as adjusted(2)	583	2,023
Paid-in capital in excess of par	24,417	134,454,669
Deficit accumulated during the development stage	(6,039)	(6,039)

Total stockholders’ equity	$18,961	$134,450,653

Total capitalization	$318,961	$200,048,722

——————

(1)

If we consummate a business combination, the redemption rights afforded to our public stockholders may result in the redemption for cash of up to approximately 29.99% of the aggregate number of shares sold in this offering and the Regulation S private placement at a per-share redemption price equal to $9.90 plus (i) their pro rata share of any interest earned on the trust account (net of taxes payable) not previously distributed to us and (ii) $0.10 per share plus interest earned thereon (net of taxes payable) of contingent underwriting compensation.

(2)

Gives effect to the surrender of 562,500 shares of common stock on the effective date of this offering.

(3)

Does not give effect to the issuance to Messrs. Sagredos and Theotokis on the closing date of options to purchase an aggregate of 3,585,000 shares of our common stock. The grant of such options will be recorded as a charge to earnings and a credit to additional paid-in capital on our periodic financial statements in future periods, commencing with the financial statements for the first calendar quarter ending subsequent to the consummation of this offering. See “Financial Statements—Footnote 7.”

(4)

Gives effect to (i) the repayment of a loan in the principal amount of $300,000, plus accrued interest in the amount of $5,709 made to us by Mr. Sagredos in October 2005, (ii) a convertible loan in the principal amount of $2,550,000 ($3,157,500 if the over-allotment option is exercised in full) to be made by an off-shore company controlled by Mr. Sagredos and deposited in the trust account prior to the effective date of the offering and (iii) a term loan in the principal amount of $475,000 to be made by Mr. Sagredos four days prior to the effective date of the offering. The principal of the convertible loan will be payable on the earlier to occur of the consummation of a business combination or our liquidation, however, the repayment of any principal on such loan is subordinate to the public stockholders receiving a minimum of $10.00 per share, in the event of a liquidation. Interest on the convertible loan will accrue and is payable each quarter at the rate equivalent to which interest accrues on the amounts held in the trust account. Such loan is convertible into our units at a conversion price of $10.00 per unit, subject to adjustment in certain instances. The term loan in the principal amount of $475,000, plus accrued interest, is due immediately following the earlier of (i) the expiration of the second full quarter after the date we have drawn down at least $1 million from accrued interest from the trust account to fund our working capital requirements, (ii) the consummation of a business combination by our Company and (iii) our dissolution and liquidation. The repayment of any principal on the term loan is subordinate to the public stockholders receiving a minimum of $10.00 per share, in the event of a liquidation.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on August 11, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the energy and related industries. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•

may significantly reduce the equity interest of our stockholders;

•

will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•

may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•

default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•

our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•

our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units in this offering and the Regulation S private placement will be $197,004,761 (or $225,861,011 if the underwriters’ over-allotment option is exercised in full), after deducting offering expenses of $13,749,219 ($15,267,969 if the over-allotment option is exercised in full). See “Use of Proceeds” for a detailed breakdown of the offering expenses. Of this amount, $196,954,761 (or $225,811,011 if the underwriters’ over-allotment option is exercised in full), will be held in trust for our benefit, and the remaining approximately $50,000 will not be held in trust. In addition to the net proceeds from the sale of the units in this offering and the Regulation S private placement, on the closing date of this offering, the trust account will include, a convertible loan in the principal amount of $2,550,000 to be made prior to the effective date of this offering by an off-shore company controlled by our President and Chief Operating Officer, a term loan in the principal amount of $475,000 to be made prior to the effective date of this offering by our President and Chief Operating Officer, $2,107,540 ($3,018,790 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees to be paid to the underwriters and Maxim Group LLC, respectively, if and only if, a business combination is consummated, and $412,699 in deferred placement fees to be paid to Maxim Group LLC in connection with the Regulation S private placement. Accordingly, on the closing date of this offering, a total of $202,500,000, or $232,875,000 if the underwriters’ over-allotment option is exercised in full, will be in the trust account.

We will use substantially all of the net proceeds of this offering and other funds in the trust account available for our use to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

As of the date of this prospectus, George Sagredos, our President and Chief Operating Officer, has advanced a total of $300,000 to us for payment of offering expenses on our behalf, which loan, plus accrued interest, is payable on the closing date of this offering. Four days prior to the effective date of this offering Mr. Sagredos will loan us a

$475,000 term loan. Such loan will be repaid from interest accrued on the trust account. In addition, four days prior to the effective date of this offering, Robert Ventures Limited, a company formed under the laws of the British Virgin Islands which is controlled by Mr. Sagredos, will loan an additional $2,550,000 to us which will be deposited in the trust account. Such loan will increase to $3,157,500 in the event the over-allotment option is exercised in full. Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to funds held in the trust account during the quarterly period covered by such interest payment. We are obligated to make quarterly interest payments on the convertible loan and repay principal on the earlier of the consummation of a business combination or our liquidation. Such payments shall be made from interest accrued on the trust account. In addition, the principal of such loan is convertible into units at a conversion price of $10.00 per unit, subject to adjustment, commencing two business days following our filing of a preliminary proxy statement with respect to a business combination. The units issuable upon conversion of the convertible loan contain the same restrictions on transfer, voting obligations and waiver of participation rights in any liquidation, as the units purchased in the Regulation S private placement.

The Company has decided to treat the $300,000 loan which was made by Mr. Sagredos in October 2005, and each of the $2,550,000 convertible loan ($3,157,500 if the over-allotment is exercised in full) and $475,000 term loan, both to be made four days prior to the effective date of the offering, as separate transactions because each of such loans, as described above, contains different business terms with respect to the timing of repayment, applicable interest rate and convertibility, due to the differing facts and circumstances of the Company at the time such funds were required, which reflects the actual sequencing of such transactions.

We have agreed with the representative that $3,363,000 (or $3,665,000 if the underwriters’ over-allotment option is exercised in full) of the interest earned on the proceeds being held in the trust account for our benefit (net of taxes payable) will be released to us upon our request, and in such intervals and in such amounts as we desire and are available to fund our working capital. We believe that the working capital available to us, in addition to the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time, we have estimated that the $3,363,000 of working capital and reserves shall be allocated as follows: finders’ fees, consulting fees or other similar compensation, potential deposits, down payments, franchise taxes or funding of a “no-shop” provision with respect to a particular business combination and the costs of dissolution, if any (which we currently estimate to be approximately $50,000 to $75,000), of approximately $950,300. In addition, we anticipate paying $180,000 for administrative services and support payable to an unaffiliated third party (up to $7,500 per month for 24 months), $800,000 for legal, accounting and other expenses attendant to the structuring and negotiation of a business combination, $250,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $620,000 for due diligence, identification and research of prospective target business and reimbursement of out of pocket due diligence expenses to management, approximately $150,000 for director and officer liability insurance premiums and $412,699 for placement fees to Maxim Group LLC related to the Regulation S private placement. In addition, interest earned on the proceeds held in trust will be allocated to make quarterly interest payments aggregating $153,000 on the convertible loan made prior to the closing (assuming an interest rate of 3% per annum, including an additional loan of $607,500 in the event the over-allotment option is exercised in full) and repay the term loan. In addition, such accrued interest shall be applied to repay the principal of the convertible loan on the earlier of our dissolution and liquidation or a business combination to the extent such loan has not been converted.

Repayment of the principal of the convertible loan and the term loan shall be subordinate to (i) the right of the shareholders to receive $10.00 per share upon the dissolution and liquidation of the Company and (ii) payment of the expenses associated with the Company’s dissolution and liquidation. The Company is not obligated to pay any of the $412,699 of deferred private placement fees or interest on the convertible loan until the expiration of the first full quarter after the date that it has drawn down at least $1,000,000 from accrued interest from the trust account to fund its working capital requirements.

We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and will liquidate, dissolve and wind up.

We have agreed to grant Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four successive quarterly installments with 672,187 options vesting on each of the first three installments, and the remaining 672,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent on Mr. Sagredos being an officer of us on each applicable vesting date. We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three installments and the remaining 224,064 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of us on the applicable vesting date.

Each of the options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. Because the grant of the options will be deemed to be stock-based compensation, commencing on the grant date of the option (which we expect to occur at the closing of this offering), we will be required to record a charge to earnings in an amount equal to the fair value of such options, which we have estimated using the Black-Scholes formula, to be an aggregate of approximately $35,000,000. We expect to amortize this share based payment over a maximum period of 36 months following closing of this offering and charge an average of approximately $2,917,000 to operations each quarter. In the event that we consummate a business combination prior to two years from the closing date of this offering, the above amortization schedule would be accelerated and we would record a greater charge to earnings each quarter. Any such charge to earnings could have a negative impact on our results of operations, particularly when we expect to have operating revenues following a business combination. Based upon the expected amortization schedule, assuming we consummate a business combination in two years, we expect to amortize 77% of the fair value of the options prior to the consummation of a business combination.

We have agreed to issue Maxim Group LLC, as contingent underwriting compensation, 202,500 shares of our common stock, which will be deposited into escrow and released to Maxim Group LLC only in the event we consummate a business combination. Maxim Group LLC has agreed to forfeit their right to such shares if we fail to consummate a business combination and liquidate. The issuance of these shares will be accounted for as a $2,025,000 charge to the cost of the offering and there will be a credit to capital. Accordingly, there will be no net impact on our financial position or results of operations as a result of this issuance. Maxim has agreed to vote such shares in accordance with the vote of a majority of the shares of common stock issued in this offering and the Regulation S private placement.

PROPOSED BUSINESS

Introduction

We are a BCC™ organized under the laws of the State of Delaware on August 11, 2005. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses that supports the process of bringing energy, in the form of crude oil, natural and liquefied petroleum gas, and refined and specialized products (such as petrochemicals), from production to final consumption throughout the world. To date, our efforts have been limited to organizational activities. We do not have any specific business combination under consideration, nor have we had any discussions with any target business regarding a possible business combination.

We believe that the demand for energy in today’s global economy presents opportunities for consolidation and growth. Before the marketplace can consume energy, it must be produced, transported, stored, refined and then ultimately distributed. Additionally, each of these links within the energy chain, specifically, production, refining, terminalling and transportation, is typically fragmented, which our management believes represents a favorable opportunity to consummate a business combination within the three identified groups of target companies listed below. They include businesses that provide the following services:

•

refining/petrochemical plants that convert crude oil into products for consumption in the marketplace;

•

terminalling facilities, on land or at sea, that are used to accumulate, store and distribute various forms of energy and/or petrochemical products; and

•

transportation of crude oil, gas or refined products by sea going tanker vessels.

We believe our investment opportunities would be focused on idle refinery sites over the last decade in key areas of crude oil supply. We believe the main reason for such investments would be to acquire them and refurbish them to operate as modernly operating sites. In addition, we believe an oil terminal with vessel’s access would be advantageous and create better economics and synergies. Furthermore, our investment analysis would include proximity to certain markets for refined oil products consumption or crude supply contracts.

We have not conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates within any segment of the energy chain, or the likelihood or probability of success of any proposed business combination. In addition, we have not compiled a database of entities that are suitable acquisition candidates. We cannot assure you that we will be able to locate a target business meeting the criteria described above in these segments or that we will be able to engage in a business combination with a target business on favorable terms.

Overview of Refining/Petrochemical Sector

Oil refining is the process of separating hydrocarbon atoms present in crude oil and converting them into marketable finished petroleum products, such as gasoline and diesel fuel. Crude oil is commonly referred to in terms of ‘heavy’ or ‘light’ and ‘sweet’ or ‘sour’. The more viscous crudes are ‘heavier,’ and those with a higher sulphur content are called ‘sour’ (as opposed to low-sulfur ‘sweet’ crude). The heavier and more sour the crude, the more difficult, time consuming and expensive it is to turn it into usable refined products.

Demand and consumption for crude oil has increased significantly over the past decade due to increased cross-border trade, which has lead to growth in the global economy. As worldwide crude oil demand has surged, production from OPEC and other oil producing nations has increased. Crude oil that is extracted from these producing nations tends to be sour crude and thus more expensive and time consuming to refine. New environmental regulations requiring lower sulfur fuel specifications has lead to increased demand for extracting sweet crude oil and further refining sour crude oil to meet these specifications. Increased time spent refining sour crude oil to meet lower sulfur fuel specifications has negatively impacted worldwide refining capacity. Decreased refining capacity due to longer refining times coupled with increased worldwide crude oil demand has created a significant bottleneck in the energy chain.

We believe an opportunity exists to acquire and upgrade existing refineries that will allow us to create additional needed energy supply. The advent of new technology over the past decade will allow us to grow capacity at existing plants more quickly. We plan to target existing businesses in the proximity of emerging and developing markets where the demand for energy is rising. This will allow us to extract value from rendering finished products to markets in most need of energy, thereby reducing transportation costs.

Overview of Terminalling (Storage) Sector

Petroleum terminals are land or sea based facilities that receive, store and re-deliver bulk quantities of crude oil, gasoline and other light petroleum products via pipelines, sea vessels or trucks. These facilities, which are used to store energy before it is refined and distributed to consumers, is a vital link in the energy chain. We believe there are several areas in the world where opportunities to locate and identify potential target businesses in terminalling exist. The acquisition of terminals either close to production or consumption areas creates economies of scale, minimizes transportation costs and enables more efficient distribution of energy to end users. These factors present attractive opportunities for consolidation and growth in the following:

•

areas of great shipping traffic such as Gibraltar and Singapore, where the demand for bunkering (supplying another vessel with fuel) has increased over the years and we believe will continue to increase in the future;

•

areas with numerous small product streams that are accumulated for shipment, such as, the Black Sea, the Baltic Sea, the Arctic and the Caribbean; and

•

areas with poor distribution infrastructure and storage capacities, including a majority of the world’s emerging/developing markets where the demand for energy has left these markets behind other industrial regions, such as South America, India and China.

Overview of Transportation Sector

The transportation of crude oil, gas or refined products by sea going tanker vessels is another important link in the energy chain. Energy must be transported from producing areas to refineries and then onto locations where consumers reside.

The world tanker fleet is divided into two primary categories, crude oil and product tankers. As indicated below, crude oil tankers carry only crude oil and are very large sea vessel while product tankers carry only refined products and are smaller see vessels than crude oil tankers. Tanker charters of wet cargo will typically charter the appropriate sized tanker based on the length of journey, cargo size and port and canal restrictions. Crude oil tankers are typically larger than product tankers. The four major tanker categories with reference to size are:

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Very Large Crude Carriers, or VLCCs. Tanker vessels that are used to transport crude oil with cargo capacity typically 200,000 to 320,000 dead weight tons, or dwt, that are more than 300 meters in length. VLCCs are highly automated and their advanced computer systems allow for a minimal crew. The majority of the world’s crude oil is transported via VLCCs.

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Suezmax. Tanker vessels with cargo capacity typically 120,000 to 200,000 dwt. These vessels are used in some of the fastest growing oil producing regions of the world, including the Caspian Sea and West Africa. Suezmax tankers are the largest ships able to transit the Suez Canal with a full payload and are capable of both long and short haul voyages.

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Aframax. Tanker vessels with cargo capacity typically 80,000 to 120,000 dwt. These tankers carry crude oil and serve various trade routes from short to medium distances mainly in the North Sea and Venezuela. These vessels are able to enter a larger number of ports throughout the world as compared to the larger crude oil tankers.

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Product. Tanker vessels with cargo capacity typically less than 60,000 dwt. Product tankers are capable of carrying refined petroleum products, such as fuel oils, gasoline and jet fuel, as well as various edible oils, such as vegetable and palm oil.

We believe that the demand for sea going transportation has followed the increased worldwide demand for energy. This demand has created significant opportunities to take advantage of certain sectors where increased vessel production has created oversupply, especially with VLCC’s. It is our view that this oversupply will present an opportunity for us over the next 18 months to target groups of vessels at advantageous values. We believe that oversupply of tankers may present an investment opportunity because it historically contributes to depressing acquisition values. For example, if a tanker fleet is part of an overall investment package, including an oil refinery and terminal, this fleet could most probably be allocated to service the cargo contracts and requirements of the mainstream business we may acquire (refinery/terminal). In other words, it could be used to either transfer the crude oil required for the refinery process or the finished product of the refinery (clean products) or be used as a floating storage facility. In that way, we believe, a low investment cost could be complemented with significant potential operational income. Our management does not intend to manage a tanker fleet themselves. Rather, the day-to-day ship management of any tankers to be acquired in connection with the acquisition of a target business or businesses will be sub-contracted to first class and established operators, whose performance will be supervised by us.

Management and Board Expertise

Our executive officers and directors have extensive experience in the energy industry as managers, principals or directors of worldwide energy companies. In addition, they collectively comprise a formidable pool of expertise covering the key areas of the energy industry, with more than 100 years of total experience in negotiating and structuring transactions in the areas in which we will attempt to compete. Prior to the consummation of a business combination, we intend to leverage the industry experience of our executive officers, including their extensive contacts, relationships and access to acquisition opportunities, by focusing our efforts on identifying a prospective target business or businesses in the energy industry and negotiating the terms of such transaction.

Subsequent to the consummation of a business combination, we believe that the strengths of our management team, particularly their extensive operations experience in the energy industry, will be valuable with respect to operating any business we may acquire.

Regulations

Government Regulation

Government regulation significantly affects the energy industry, including international conventions, national, state and local laws and regulations in force in the countries in which we may operate. Because these laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on our proposed business.

Environmental Regulation

We will be subject to numerous national and local environmental laws and regulations relating to our operations and activities. Current and proposed fuel and product specifications under a number of environmental laws could have a significant effect on our profitability. Environmental laws and regulations could also require us to remediate or otherwise redress the effects on the environment of prior disposal or release of chemicals or petroleum substances. Such contingencies may exist for various sites, including storage facilities, refineries, chemicals plants and waste disposal areas. The extent and cost of future environmental restoration, remediation and abatement programs are often inherently difficult to estimate. They depend on the magnitude of any possible contamination, the timing and extent of the corrective actions required and our share of liability relative to that of other solvent responsible parties. Our operations will also be subject to environmental and common law claims for personal injury and property damage caused by the release of chemicals, hazardous materials or petroleum substances.

United States Regulation

The Clean Air Act and its regulations require, among other things, new fuel specifications and sulphur reductions, enhanced monitoring of major sources of specified pollutants; stringent air emission limits and new operating permits for chemical plants, refineries, marine and distribution terminals; and risk management plans for storage of hazardous substances. In addition, the Clean Water Act is designed to protect and enhance the quality of U.S. surface waters by regulating the discharge of wastewater and other discharges from both onshore and offshore operations. Facilities are required to obtain permits for most surface water discharges, install control equipment and implement operational controls and preventative measures, including spill prevention and control plans.

The Resource Conservation and Recovery Act, or RCRA, regulates the storage, handling, treatment, transportation and disposal of hazardous and non-hazardous wastes. It also requires the investigation and remediation of certain locations at a facility where such wastes have been handled, released or disposed of. Our facilities may generate and handle a number of wastes regulated by RCRA that are subject to investigation and corrective action.

Under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, waste generators, site owners, facility operators and certain other parties are strictly liable for part or all of the cost of addressing sites contaminated by spills or waste disposal regardless of fault or the amount of waste sent to a site. Additionally, each state has laws similar to CERCLA.

The Petroleum Marketing Practices Act, or PMPA, is a federal law that governs the relationship between a refiner and a distributor pursuant to which the refiner permits a distributor to use a trademark in connection with the sale or distribution of motor fuel. The PMPA provides that a refiner may not terminate or fail to renew its distributor contracts unless certain enumerated preconditions or grounds for termination or nonrenewal are met and it also complies with prescribed notice requirements. The PMPA provides that distributors may enforce the provisions of the act through civil actions against the refiner. If we terminate or fail to renew one or more of our distributor contracts in the absence of the specific grounds permitted by the PMPA, or fail to comply with the prescribed notice requirements in effecting a termination or nonrenewal, those distributors may file lawsuits against us to compel continuation of their contracts or to recover damages from us.

In addition, we are regulated under the Oil Pollution Act, which amended the Clean Water Act. Among other requirements, the Oil Pollution Act requires the owner or operator of a tank vessel or facility to maintain an emergency oil response plan to respond to releases of oil or hazardous substances. We have developed and implemented such a plan for each of our facilities covered by the Oil Pollution Act. Also, in case of such releases, the Oil Pollution Act requires responsible parties to pay the resulting removal costs and damages, provides for substantial civil penalties, and authorizes the imposition of criminal and civil sanctions for violations. States where we have operations have similar laws to the Oil Pollution Act. As a result of our operations, spills of oil and other hazardous substances could occur at our facilities.

Other significant legislation includes the Toxic Substances Control Act, which regulates the development, testing, import, export and introduction of new chemical products into commerce; the Occupational Safety and Health Act which imposes workplace safety and health, training and process standards to reduce the risks of chemical exposure and injury to employees; the Emergency Planning and Community Right-to-Know Act, which requires emergency planning and spill notification as well as public disclosure of chemical usage and emissions. In addition, the U.S. Department of Transportation through agencies such as the Office of Pipeline Safety and the Office of Hazardous Materials Safety regulates in a comprehensive manner the transportation of products such as gasoline and chemicals to protect the health and safety of the public.

European Union Regulation

Within the European Union, member states either apply the Directives of the European Commission or enact regulations. By joint agreement, European Union Directives may also be applied within countries outside of Europe.

A European Commission Directive for a system of Integrated Pollution Prevention and Control, or IPPC, was approved in 1996. This system requires the issuance of permits through the application of Best Available Techniques, also know as BAT. In the event that the use of BAT results in the breach of an environmental quality standard, plant emissions must be reduced. The Directive encompasses most activities and processes undertaken by the oil and petrochemical industry within the European Union.

The European Union Large Combustion Plant Directive sets emission limit values for sulphur dioxide, nitrogen oxides and particulates from large combustion plants. It also required phased reductions in emissions from existing large combustion plants. The second important set of air emission regulations that may affect our operations is the Air Quality Framework Directive and its three set of directives on ambient air quality assessment and management, which prescribe, among other things, ambient limit values for sulphur dioxide, oxides of nitrogen, particulate matter, lead, carbon monoxide, ozone, cadmium, arsenic, nickel, mercury and polyaromatic hydrocarbons.

The European Commission’s Clean Air for Europe Program is expected to lead to the publication of a Thematic Strategy on Air Pollution, or TSAP. TSAP will outline the environmental objectives for air quality and measures to be taken to achieve the Commission’s objectives.

In Europe there is no overall soil protection regulation, although proposals on measures may be presented by the European Commission in the near future. Certain individual member states have soil protection policies. Each has its own contaminated land regulations.

The European Commission adopted an official proposal on October 29, 2003 for a future regulation on European Chemical Policy referred to as the Registration, Evaluation and Authorization of Chemicals, or REACH. This proposal is now being discussed by the European Parliament and Council. Although oil and natural gas have been temporarily exempted from the scope under the current proposal, about 30,000 other chemicals will have to be re-registered and evaluated. This could affect our refinery products and chemicals manufactured and imported in the European Union. Local costs could also be associated with further testing, data availability systems, management and administration.

The European Commission adopted a Directive on Environmental Liability on April 21, 2004. The proposal seeks to implement a strict liability approach for damage to biodiversity and services lost from high-risk operations by April 30, 2007. Member states are considering how to implement the regime. Possibilities of damage insurance, increased preventive provisions and injunctive relief to third parties are also possible.

Other environment-related existing regulations which may have an impact on our operations include the Major Hazards Directive which requires emergency planning, public disclosure of emergency plans and ensuring that hazards are assessed, and effective emergency management systems are in place; the Water Framework Directive which includes protection of groundwater; and the Framework Directive on Waste to ensure that waste is recovered or disposed without endangering human health and without using processes or methods which could harm the environment.

Maritime Oil Spill Regulation

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions, and those vessels that operate in United States waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of

God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

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natural resources damages and the costs of assessment thereof;

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real and personal property damages;

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net loss of taxes, royalties, rents, fees and other lost revenues;

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lost profits or impairment of earning capacity due to property or natural resources damage; and

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net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. Some states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws.

Other environmental initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969,

as amended, or the CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The liability limits in the countries that have ratified this Protocol are currently approximately $4 million plus approximately $566 per gross registered ton above 5,000 gross tons with an approximate maximum of $80.5 million per vessel, with the exact amount tied to a unit of account which varies according to a basket of currencies. The right to limit liability is forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

Security regulation

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect on July 1, 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security, or ISPS Code. Among the various requirements are:

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on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

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on-board installation of ship security alert systems;

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the development of vessel security plans; and

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compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Effecting a Business Combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, the Regulation S private placement and loans from our President and Chief Operating Officer (excluding any funds held for the benefit of the underwriters, Maxim Group LLC or redeeming stockholders), our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering, the Regulation S private placement and loans from our President and Chief Operating Officer are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, it is likely that we will have the ability to initially complete only a single business combination, although this may entail the simultaneous acquisitions of several operating businesses and/or assets in the energy industry at the same time. Notwithstanding a business combination with of one or more operating businesses, or assets in the energy industry, or a combination thereof, our initial business combination will be with a target business or businesses with a collective fair market value that is at least 80% of the amount in the trust account (exclusive of the underwriters’ contingent compensation and Maxim Group LLC’s contingent placement fee being held in the trust account) at the time of such acquisition.

We have not identified a target business

To date, we have not selected any target business with which to seek a business combination. None of our officers, directors, promoters or other affiliates is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us nor have we, nor any of our agents of affiliates, been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Finally, we note that there has been no diligence, discussions, negotiations and/or other similar activities undertaken, directly or indirectly, by us, our affiliates or representatives, or by any third party, with respect to a business combination transaction with us.

Subject to the limitation that a target business have a fair market value of at least 80% of the amount in the trust account (exclusive of the underwriters’ contingent compensation and Maxim Group LLC’s contingent placement fees being held in the trust account) at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Furthermore, there is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses. However, we have no current plans or agreements to enter into any such financing arrangements. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although we believe that our management has the appropriate experience in the energy industry to identify appropriate target businesses and also has operational experience applicable post business combination, we cannot assure you that we will adequately ascertain or assess all significant risks attendant to a business combination.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts, who may present solicited or unsolicited proposals. Any finder or broker would only be paid a fee upon the consummation of a business combination. The fee to be paid to such persons would be a percentage of the fair market value of the transaction with the percentage to be determined in an arm’s length negotiation between the finder or broker and us based on market conditions at the time we enter into an agreement with such finder or broker. While we do not presently anticipate engaging the services of professional firms that specialize in acquisitions on any formal basis, we may decide to engage such firms in the future or we may be approached on an unsolicited basis, in which event their compensation (which would be equal to a percentage of the fair market value of the transaction as agreed upon at the time of such engagement or agreement with a party that brings us an unsolicited proposal, as the case may be) may be paid from the offering proceeds not held in trust. Our officers and directors as well as their affiliates may also bring to our attention target business candidates that they become aware of through their business contacts. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation. In no event will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors or existing stockholders will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination. Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiations.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business or businesses with a collective fair market value that is at least 80% of the amount in the trust account (exclusive of the underwriters’ contingent compensation and Maxim Group LLC’s contingent placement fees being held in the trust account) at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not conducted any specific research on the energy or energy related industries to date nor have we conducted any research with respect to identifying the number and characteristics of the potential acquisition candidates or the likelihood or probability of success of any proposed business combination. Since we have not yet analyzed the businesses available for acquisition and have not identified a target business, we have not established any specific attributes or criteria (financial or otherwise) for the evaluation of prospective target businesses. In evaluating a prospective target business, our management will conduct the necessary business, legal and accounting due diligence on such target business and will consider, among other factors, the following:

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earnings and growth potential;

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experience and skill of management and availability of additional personnel;

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growth potential;

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capital requirements;

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competitive position;

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financial condition and results of operation;

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barriers to entry into the energy and related industries;

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stage of development of the products, processes or services;

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breadth of services offered;

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degree of current or potential market acceptance of the services;

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regulatory environment of the industry; and

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costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management, where applicable, and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing stockholders, or any of their respective affiliates, for services rendered to us or in connection with a business combination. In addition, we will not make any other payment to them out of the proceeds of this offering (or the funds held in trust) other than reimbursement for out-of-pocket expenses they may incur in conducting due diligence, the payment of interest on a convertible loan to be made by Mr. Sagredos prior to the closing date, and the repayment of the principal of such loan ($2,550,000, $3,157,000 if the over-allotment option is exercised in full), only if it is not converted into our units.

Fair market value of target business

The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition. Furthermore, there is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses. However, we have no current plans or agreements to enter into any such financing arrangements. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value.

If our board is not able to independently determine that the target business has a sufficient fair market value (for example, if one of the members of our board of directors is affiliated with the target business or if the financial analysis is too complicated for our board of directors to perform on their own), we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of the amount in the trust account threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. If we do obtain the opinion of an investment banking firm, a summary of the opinion will be contained in the proxy statement that will be mailed to stockholders in connection with obtaining approval of the business combination, and the investment banking firm will consent to the inclusion of their report in our proxy statement. In addition, information about how stockholders will be able to obtain a copy of the opinion from us will be contained in the proxy statement. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Possible lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is likely that we will have the ability to effect only one, or perhaps, two business combinations, although this may entail simultaneous acquisitions of several entities at the same time. We may not be able to acquire more than one target business because of various factors, including possible complex domestic or international accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which could include attempting to coordinate the timing of negotiations, proxy statement disclosure and other legal issues and closings with multiple target businesses. In addition, we would also be exposed to the risks that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the initial business combination below the required fair market value of 80% of the amount in the trust account threshold (excluding any funds held for the benefit of the underwriters and Maxim Group LLC). Accordingly, for an indefinite period of time, the prospects for our future viability may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

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subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

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result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Additionally, since our business combination may entail the simultaneous acquisitions of several entities at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their entities is contingent upon the simultaneous closings of the other acquisitions.

Limited ability to evaluate the target business’ management

Although we expect certain of our management, particularly Arie Silverberg, our Chief Executive Officer, George Sagredos, our President and Chief Operating Officer, Andreas Theotokis, our Chairman of the Board and Marios Pantazopoulos, our Chief Financial Officer to remain associated with us following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place, and we may employ other personnel following the business combination. Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms in connection with any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering, and the Regulation S private placement, in accordance with the vote of the majority of the shares of common stock issued in this offering and the Regulation S private placement. Our existing stockholders have agreed to vote all the shares of our common stock acquired in this offering, in the Regulation S private placement, upon conversion of convertible debt or in the aftermarket in favor of any transaction that they negotiate and present for approval to our stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the holders of the common stock included in the units offered by this prospectus and in the Regulation S private placement are voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in this offering and the Regulation S private placement exercise their redemption rights. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value at least equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required of our initial business combination, and we may be forced to either find additional financing to consummate such a business combination, consummate a different business combination or liquidate. The shares sold prior to this offering, including those sold in the Regulation S private placement or issuable upon conversion of convertible debt, do not have redemption rights. However, our existing stockholders have significant influence over matters requiring stockholder approval. See the section entitled, “Risk Factors — associate with our business — our existing stockholder excluding our officers and investors control a substantial interest in us and thus may influence certain actions requiring stockholders vote.”

Redemption rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock redeemed for cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share redemption price will be equal to $10.00 per share (plus a portion of the interest earned, but net of (i) taxes payable on interest earned, (ii) up to $3,363,000 ($3,665,000 if the over-allotment is exercised in full) of interest income released to us to fund our working capital, (iii) payment of quarterly interest payments on the convertible loan and repayment of the convertible loan, if not converted, and (iv) repayment of the term loan, plus accrued interest). Any determination of the portion of interest payable to public stockholders redeeming their common stock shall be made on a pro rata basis, in relation to all the public stockholders through the date of redemption. An eligible stockholder may request redemption at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its redemption rights, such stockholder will not have its shares of common stock redeemed. Any request for redemption, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to redeem their shares who elect redemption will be distributed promptly after completion of a business combination. Public stockholders who redeem their stock for their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 30% or more of the total number of shares sold in this offering and the Regulation S private placement exercise their redemption rights.Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required as a condition to the consummation of our initial business combination, and we may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate. The securities issued in the Regulation S private placement do not have redemption rights.

Investors who choose to remain as stockholders and do not exercise their redemption rights will be effectively diluted as the number of public shares decreases (thereby decreasing the total number of share outstanding) and the number of shares held by our existing stockholders remains the same. In recognition of the dilutive effect that redemption will have on stockholders who choose not to redeem in connection with a business combination, and in order to partially offset this resulting dilution to non-redeeming stockholders, management has agreed that for every 23 shares redeemed our existing stockholders will surrender one share for cancellation up to an aggregate of 270,000 of their shares.

Dissolution and Liquidation if no Business Combination

Pursuant to the terms of the trust agreement between us and Continental Stock Transfer and Trust Company, and only as part of any plan of dissolution and liquidation in accordance with the applicable provisions of the Delaware General Corporate Law, if we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will dissolve, the trust account will be liquidated and we will distribute to all of our public stockholders in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable) not previously released to us, plus any remaining net assets. In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our liquidation. Pursuant to the terms of our amended and restated certificate of incorporation, our board has agreed to dissolve after the expiration of those time periods (assuming that there has been no business combination consummated), and furthermore, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose. Upon the approval by our stockholders of our plan of dissolution and liquidation, we will liquidate our trust account to our public stockholders. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to (i) shares of common stock owned by them immediately prior to this offering, including the 825,398 shares included in the units an off-shore entity controlled by our President and Chief Operating Officer has agreed to purchase in the Regulation S private placement and (ii) shares issuable upon conversion of convertible debt. In addition, the underwriters and Maxim Group LLC have agreed to waive their rights to the $2,107,540 (3,018,790 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees deposited in the trust account for their benefit. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.

If we are unable to consummate a business combination and expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, we expect the initial per-share liquidation price to holders of the 20,250,000 shares (23,287,500 if the underwriters’ over-allotment option is exercised in full) entitled to participate in liquidation distributions to be equal to the $10.00 per unit offering price. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. In such event, we cannot assure you that the actual per-share liquidation price will not be less than $10.00, including interest (net of taxes payable, which taxes, if any, shall be paid from the trust account), due to claims of creditors (including costs and expenses incurred in connection with our plan of dissolution and liquidation currently estimated at approximately $50,000 to $75,000). Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited to, claims alleging fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Pursuant to agreements with us and Maxim Group LLC, in order to protect the amounts held in trust each of our officers and directors has agreed to indemnify us for all claims of creditors, to the extent that we fail to obtain valid and enforceable waivers from them. Based on information we have obtained from such individuals, we currently believe that such persons are of substantial means and capable of funding a shortfall in our trust account even though we have not asked them to reserve for such an eventuality. We cannot assure you, however, that they would be able to satisfy those obligations. Accordingly, we cannot assure you that the actual per-share liquidation value receivable by our public stockholders will not be less than $10.00 per share, plus interest (net of taxes payable), due to claims of creditors.

We believe the likelihood of a member of our board of directors having to indemnify the trust account is limited because we will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The indemnification provisions are set forth in the form of insider letters to be executed by each of our officers and directors. The insider letters provide that in the event we obtain a valid and enforceable waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our stockholders from a vendor, prospective target business or other entity, the indemnification will not be available. The form of insider letters to be executed by each of our officers and directors are exhibits to amendment no. 4 to the registration statement of which this prospectus forms a part. In the event that the board recommends and our stockholders approve a plan of dissolution and liquidation where it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received a return of funds from the liquidation of our trust account could be liable for such claims made by creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

We will dissolve and liquidate our trust account to our public stockholders if we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if certain extension criteria are satisfied). Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, we will seek stockholder approval to liquidate our trust account to our public stockholders as soon as reasonably possible as part of our plan of dissolution and liquidation and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Pursuant to, among other documents, our amended and restated certificate of incorporation, if we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months after the consummation of this offering if the extension criteria described below have been satisfied, our purpose and powers will be limited to dissolving, liquidating and winding up. We view this obligation to dissolve and liquidate as an obligation to our stockholders and neither we nor our board of directors will take any action to amend or waive any provision of our certificate of incorporation to allow us to survive for a longer period of time if it does not appear we will be able to consummate a business combination within the foregoing time periods. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account, inclusive of any interest. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to all shares held by them immediately prior to this offering, including the shares purchased in the Regulation S private placement, and have also agreed to vote those shares, as well as any shares received upon conversion of convertible debt, in favor of any plan of dissolution and liquidation which we present to our stockholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of dissolution and liquidation, which we currently estimate to be approximately $50,000 to $75,000, from our remaining assets outside of the trust account and from funds released to us for working capital. In addition, all members of our board of directors have agreed to indemnify us for all claims of creditors to the extent that we fail to obtain valid and enforceable waivers from such entities in order to protect the amounts held in trust. However, we cannot assure you that our directors will be able to meet their obligations with respect to an indemnification.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, our purpose and powers will be limited to dissolving, liquidating and winding up. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders as part of our plan of dissolution and liquidation. Concurrently, we will pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. The members of our board of directors have agreed to indemnify us for all claims of creditors to the extent that we fail to obtain valid and enforceable waivers from such entities in order to protect the amounts held in trust. However, we cannot assure you that they will be able to meet their obligations with respect to an indemnification.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of liquidation or if the stockholders seek to redeem their respective shares for cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The Delaware General Corporation Law provides for limitations on the potential liability of stockholders if we wind up our affairs in compliance with either Section 280 or Section 281(b) of the Delaware General Corporation Law following a dissolution. If we comply with either procedure, the Delaware General Corporation Law (i) limits the potential liability of each stockholder for claims against us to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against us to the amount distributed to the stockholder in dissolution. If we were to comply with Section 280 instead of Section 281(b), the Delaware General Corporation Law also would operate to extinguish the potential liability of our stockholders for any claims against us unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of the Delaware General Corporation Law would provide additional protections to both our directors and stockholders from potential liability for third party claims against us, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible following any dissolution and, therefore, we do not expect that our Board of Directors will elect to comply with the more complex procedures in Section 280. Because we will not be complying with Section 280, we will seek stockholder approval to comply with Section 281(b) of the Delaware General Corporation Law, requiring us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. As described above, we intend to have all vendors and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is minimal.

We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation, which we currently estimate to be approximately $50,000 to $75,000, will be funded by any funds not held in our trust account and funds released to us to fund working capital, although we cannot assure you that there will be sufficient funds for such purpose due to the potential liability to creditors discussed above in this section entitled “Dissolution and liquidation if no business combination” and in the risk factor entitled “If third parties bring claims against us, the per-share liquidation price received by stockholders could be less than $10.00 per share.”

We currently believe that any plan of dissolution and liquidation subsequent to the expiration of the 18 and 24 month deadlines would proceed in the following manner:

•

our board of directors will, consistent with Delaware law and its obligations described in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation and the board’s recommendation of such plan;

•

upon such deadline, we would file the preliminary proxy statement with the Securities and Exchange Commission (SEC);

•

if the SEC does not review the preliminary proxy statement, then approximately 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and approximately 30 days following the passing of such deadline we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and liquidation; and

•

if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 30 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty), and we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and liquidation.

In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose. In addition, if we seek approval from our stockholders to consummate a business combination within 90 days of the expiration of 24 months (assuming that the period in which we need to consummate a business combination has been extended, as provided in our amended and restated certificate of incorporation) from the date of this offering, the proxy statement related to such a business combination will also seek stockholder approval for our board’s recommended plan of distribution and dissolution, in the event our stockholders do not approve such a business combination. If no proxy statement seeking the approval of our stockholders for a business combination has been filed 30 days prior to the date which is 24 months from the date of this offering, our board will, prior to such date, convene, adopt and recommend to our stockholders a plan of dissolution and liquidation, and on such date file a proxy statement with the SEC seeking stockholder approval for such plan. Immediately upon the approval by our stockholders of our plan of dissolution and liquidation, we will liquidate our trust account to our public stockholders.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Since August 2003, based upon publicly available information, approximately 61 similarly structured blank check companies have completed initial public offerings and numerous others have filed registration statements with the SEC seeking to go public. Of these companies, only seven companies have consummated a business combination, while 14 other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 40 blank check companies with more than $2.6 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While, like us, some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may, therefore, be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Accordingly, such competition may have a negative impact upon our negotiating position and the total consideration we may be required to pay in order to consummate a business combination. Further, the fact that only seven of such companies have completed a business combination and 14 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. In addition, many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors, which may limit our ability to compete in acquiring certain sizable target businesses. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

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our obligation to seek stockholder approval of a business combination or obtain the necessary financial information to be included in the proxy statement to be sent to stockholders in connection with such business combination may delay or prevent the completion of a transaction;

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our obligation to redeem for cash up to 6,320,512 shares of common stock held by our public stockholders in certain instances will limit the manner in which we may structure a business combination (i.e., we will not be able to undertake an all cash acquisition transaction) and may reduce the resources available to us for this purpose, as well as for funding a target company’s business;

•

our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and

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the requirement to acquire either an operating business or assets, or a combination thereof, that has a fair market value equal to at least 80% of the trust account (exclusive of underwriters’ contingent compensation and Maxim Group LLC’s contingent placement fee to be held in the trust account) at the time of the acquisition could require us to acquire several companies, or closely related operating businesses and/or assets from different parties at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms. See the section entitled “Risk Factors — Risks associated with our business — Because there are numerous companies with a business plan similar to ours seeking to effect a business combination, it may be more difficult for us to do so.”

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 641 Fifth Avenue, New York, NY 10022. An unaffiliated third party has agreed to provide us with certain administrative, technological and secretarial services, as well as the use of certain limited office space at this location, at a cost of $7,500 per month pursuant to a letter agreement. We believe, based on rents and fees for similar services in New York City, that the $7,500 fee is at least as favorable as we could have obtained from another unaffiliated party. We consider our current office space adequate for our current needs.

Employees

We have four officers, all of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Arie Silverberg, our Chief Executive Officer, George Sagredos, our President and Chief Operating Officer, Andreas Theotokis, our Chairman of the Board and Marios Pantazopoulos, our Chief Financial Officer, to devote a certain amount of time per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic reporting and financial information

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for such target business. Additionally, our management will provide stockholders with the foregoing financial information as part of the proxy solicitation materials sent to stockholders to assist them in assessing each specific target business we seek to acquire. Our management believes that the requirement of having available financial information for the target business may limit the pool of potential target businesses available for acquisition.

We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2006. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds

$202,500,000 of the proceeds of this offering, the Regulation S private placement, the $2,550,000 convertible loan and the $475,000 term loan (including up to $2,107,540 payable to the underwriters and Maxim Group LLC upon consummation of a business combination) will be deposited into a trust account at Lehman Brothers Inc. maintained by Continental Stock Transfer & Trust Company.

$169,866,703 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds

The $202,500,000 held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less or money market funds meeting certain criteria.

Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business

The initial target business that we acquire must have a fair market value equal to at least 80% of the amount in the trust account (excluding $2,107,540 held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition.

We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units may begin to trade separately on the 90th	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the

	Terms of Our Offering	Terms Under a Rule 419 Offering

day after the date of this prospectus, unless Maxim Group LLC informs us of its decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.

securities would be held in the escrow or trust account.

Exercise of the warrants

The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.

The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

Election to remain an investor

We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to redeem his or her shares for his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be filed as part of a post-effective amendment to the original registration statement filed in connection with the offering and would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Business combination deadline

A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period. If a business combination does not occur within these time frames our purpose and powers will be limited to dissolving, liquidating and winding up.

If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds

The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or as part of any plan of dissolution and liquidation of our company approved by our stockholders upon our failure to effect a business combination within the allotted time except that to the extent the trust account earns interest we are permitted from time to time to receive disbursements of that interest for the purposes of (i) paying taxes on interest earned, (ii) funding working capital up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full), (iii) paying quarterly interest payments on the convertible loan and repaying the convertible loan on the earlier to occur of our liquidation or a business combination, if not converted, and (iv) repaying the term loan, plus accrued interest. While we intend, in the event of our dissolution and liquidation, to distribute funds from our trust account to our public stockholders as promptly as possible pursuant to our stockholder approved plan of dissolution and liquidation, the actual time at which our public stockholders receive their funds will be longer than the 5 business days under a Rule 419 offering. For a detailed discussion of the timing involved in a return of funds from our trust account to our public stockholders as part of our plan of dissolution and liquidation, see

The proceeds held in the escrow account, including all of the interest earned thereon (net of taxes payable), would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within18 months. See “Risk Factors — Risks associated with our business — You will not be entitled to protections normally afforded to investors of blank check companies.”

	Terms of Our Offering	Terms Under a Rule 419 Offering

“Proposed Business — Dissolution and liquidation if no business combination.”

Interest payment

Interest earned on the trust account in excess of the dollar amount necessary to allow for a $10.00 per share liquidation distribution, subject to any valid claims by our creditors which are not covered by amounts in the trust account or indemnities provided by our officers and directors, to our public stockholders will be released to us to fund our working capital requirements, with such amount to be released for working capital purposes limited to an aggregate of $3,363,000 ($3,665,000 if the underwriters’ over-allotment option is exercised in full). In addition, interest earned may be disbursed for the purposes of (i) paying taxes on interest earned, (ii) funding working capital up to $3,363,000 ($3,665,000 if the over-allotment option is exercised in full), (iii) paying quarterly interest payments on the convertible loan and repaying the convertible loan on the earlier to occur of our liquidation or a business combination, if not converted, and (iv) repaying the term loan, plus accrued interest.

Interest earned on proceeds held in the trust account would be held in the trust account for the sole benefit of the shareholders and would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time. In the event a business combination was not consummated within 18 months, proceeds held in the trust account would be returned within 5 business days of such date.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position

Andreas Theotokis	49	Chairman of the Board of Directors and Director
Arie Silverberg	58	Chief Executive Officer and Director
George Sagredos	49	Chief Operating Officer, President and Director
Marios Pantazopoulos	39	Chief Financial Officer and Director
Jonathan Kollek	46	Director
David Wong	49	Director
Maximos Kremos	59	Director
Peter Blumen	45	Director

Andreas Theotokis has been our chairman of the board of directors since inception and a director since December 2005. Mr. Theotokis has over 25 years of experience in the oil industry including operations, shipping, finance, refinery economics, marketing and risk management. Since 2001, Mr. Theotokis has served as the senior advisor on Trading and Business Development for Samsung U.K. Limited. Mr. Theotokis was instrumental in creating Samsung’s niche oil trading business based on East-West Arbitrage. Prior to joining Samsung, Mr. Theotokis was the managing director – European Business of Oilspace, Inc., from August 2000 through September 2002. Oilspace is a London-based software consulting company providing supply chain management solutions for companies in the energy industry. While at Oilspace, Mr. Theotokis started an internet-based service provider for the oil industry that was ultimately introduced to European and Russian oil companies that enables operational efficiency and successful business process improvements. From 1999 to 2000, Mr. Theotokis served as a director of the trading and logistics division at Oil Distributing Systems in Argentina, an importer and distributor of distillates and gasoline. From 1992 to 1996, Mr. Theotokis served as the head of the clean products trading group for Galaxy Energy Corporation, an oil and gas trading company. During his tenure, Galaxy became the principal suppliers of crude/gas oil for the Greek government and the largest fuel oil and distillate exporter from Russia and the Ukraine. Between 1987 and 1992, Mr. Theotokis worked for Astroline Mediterranean’s Milan and Los Angeles offices, actively trading products from Europe to the Far East, and the U.S. Gulf Coast to Singapore. During his tenure, Astroline Mediterranean became one of the first arbitrage/value trading oil companies. Prior to joining Astroline Mediterranean, Mr. Theotokis was a fuel oil and gasoline trader for Petraco SPA in Milan from 1985 to 1986. Mr. Theotokis was primarily involved with exports of fuels, distillates and crude oil to Western Europe and the United States. Mr. Theotokis began his career in 1980 with Petrola Hellas/Latsis Group, where he spent several months working on refinery economics, finance, demurrage and shipping. During the next five years, he was employed at the London office where he became a managing director and ultimately the head of the oil marketing team in London. Mr. Theotokis earned a Faculty of Law degree from Athens University in 1980 and went on to obtain a postgraduate degree in the area of petroleum law from Scotland’s Dundee University in 1982.

Arie Silverberg has been our chief executive officer and a director of our company since inception. Since July 1998, Mr. Silverberg has been a director of Granite Hacarmel Ltd., which is listed on the Tel Aviv Stock Exchange, and is one of Israel’s largest holding companies with interests in petroleum products and LPG gas (Liquefied Petroleum Gas), among other assets. From 1999 to present, he has served as a director of Sonol, one of Israel’s largest and oldest oil and gas marketing firms, and as a director of Tambur Ltd., Israel’s largest paint manufacturer. He has also served as a director of Tambur Ecology, one of Israel’s major water desalination and water treatment companies. Prior to 2001, he served as head of the crude oil and oil products division of Glencore International in Switzerland a privately held company that is one of the world’s largest suppliers of a wide range of commodities and raw materials to industrial consumers.  Mr. Silverberg currently serves as a consultant to Glencore. At Glencore, Mr. Silverberg was responsible for the company’s worldwide trading, shipping and financing, and processing agreements for crude oil. During his tenure, he built the oil division into a worldwide trading operation encompassing all aspects of the petroleum industry. Prior to this, Mr. Silverberg held various positions over the course of an 18 year career at ORL Israel, Israel’s sole crude oil refiner, where he ultimately became senior vice president of operations. His responsibilities included planning refinery operations, purchasing and shipping of crude oil, marketing various oil products and operations of petrochemicals. Mr. Silverberg received a B.Sc. and M.Sc., with honors, in chemical engineering from the Israel Institute of Technology in Haifa, Israel in 1972 and 1975, respectively.

George Sagredos has been our chief operating officer, president and a director since inception. Mr. Sagredos is currently serving as the managing director of the Hermitage Group. The Hermitage Group’s business operates in the former Commonwealth of Independent States (CIS), the Mediterranean, Far East, China, and Central and South America. In 1993, Mr. Sagredos founded Hermitage Resources Ltd., a predecessor to the Hermitage Group, a trading firm involved in the arbitrage of oil products in the emerging growth markets. While at Hermitage Resources, Mr. Sagredos served as the president of the Crude Oil and Products Trading division, focusing on the Russian and Mediterranean markets. From 1991 to 1993, Mr. Sagredos served as senior trader in the international oil trading division of A.O.T. Zug, in Switzerland. From 1987 to 1990, Mr. Sagredos was the senior trader for clean products in the Oil Products Trading and International Arbitrage division of Phibro Energy, Switzerland. As the senior trader, he was responsible for Mediterranean and International Arbitrage for Europe and the Far East. From 1986 to 1987, he was the senior clean products trader of the Oil Trading Products division of Petrogulf S.A., a privately owned independent oil and gas producer, in both the New York and London offices. Mr. Sagredos joined Goldman Sachs & Co. in their New York offices as a trader specializing in the oil futures industry in 1985. Prior to joining Goldman Sachs & Co., Mr. Sagredos was a tanker broker for D&L Partners in New York. From 1983 to 1984, he was part of the dry cargo chartering operations for Thenamaris Maritime. Mr. Sagredos began his career with Noga, S.A./Olegine, S.A. in Geneva, managing the company’s shipping finances. Mr. Sagredos received his M.Sc. in chemical engineering from ETH Zurich, Switzerland in 1980. He received a Masters in Business Administration from the Wharton School of Business at the University of Pennsylvania in 1982.

Marios Pantazopoulos has been our chief financial officer since inception and a director since December 2005. Between 1998 and 2005, he was the chief financial officer of Oceanbulk Maritime SA, an Athens-based ship management company that is part of the Oceanbulk Group of affiliated companies. At Oceanbulk, Mr. Pantazopoulos was responsible for Oceanbulk’s banking relationships including financing and private wealth management. He facilitated bilateral and syndicated loans with the world’s 10 largest shipping banks and also arranged access to private equity in the US capital markets. During his tenure at Oceanbulk, his responsibilities also included assessing non-shipping projects, coordinating auditing procedures, reporting to shareholders and supervising Oceanbulk’s financial operations. Before joining Oceanbulk, Mr. Pantazopoulos served from 1991 to 1998, as an assistant director for the project finance and shipping department of Hambros Bank Plc, a UK merchant bank, which was acquired in 1998 by Societe Generale. At Hambros, Mr. Pantazopoulos was primarily responsible for managing the bank’s shipping loan portfolio in Greece as well as providing other investment banking services such as mergers and acquisitions, private finance initiative projects, structured leases, treasury products and private wealth management. Mr. Pantazopoulos was part of the Hambros Bank’s team for the privatization of Hellenic Shipyards SA and was a board member at Alpha Trust SA, a private fund management company in Greece. Mr. Pantazopoulos received his BSc in Economics from Athens University of Economics & Business in 1988, and his MSc in Shipping Trade & Finance from City University Business School in London, UK, in 1991.

Jonathan Kollek has been a director of our company since inception. Mr. Kollek has over 20 years of experience in the oil trade industry. Since 2002, Mr. Kollek has been the vice president for sales, trading and logistics for TNK-BP Management, Russia’s third-largest oil company. He is responsible for the transportation and sale of approximately 77 million tons of crude oil and oil products per year. In 1992, Mr. Kollek co-founded Projector S.A., where he served as the company’s chairman until 2002. Projector traded in crude oil and oil products through its offices in London, New York, Geneva, Singapore, Seoul, Santiago, Kiev and Moscow. Prior to co-founding Projector, Mr. Kollek held various positions with Marc Rich A.G. (now Glencore International). Mr. Kollek began his career with Marc Rich A.G., in 1984 as the general manager for East of Suez Trading in its Singapore office, and in 1986, the director of fuel oil trading at the company’s London office. Mr. Kolleck then served as the head of the crude oil and products department at the company’s Moscow office from 1989 to 1992. Prior to his career in the oil industry, Mr. Kollek was a member of the Economic Committee of the Knesset in Israel, where he served as the Parliamentary assistant to Gad Yaacobi, a member of the Knesset. Mr. Kollek received his B.Sc. in economics and international relations from the Hebrew University of Jerusalem, Israel in 1984.

David Wong has been a director since inception. Since January 2006, Mr. Wong has been employed by Concorde Energy Pte, Ltd, as the chief representative of its Kuala Lumpur representative office in Malaysia. From May 2003 to September 2005, Mr. Wong was a contract trader for Petronas Trading Corporation, where he was responsible for overseeing the logistics of supply requirements and tankage (the amount a tank can hold) for the company’s Malaysia and Singapore operations. Petronas ranks among the world’s major oil companies with extensive worldwide operations. From 1999 to December 2002, Mr. Wong was employed by Marubeni International Petroleum Company (MIPCO), a subsidiary of the international trading company, Marubeni Corporation where he last held the position of Chief Operating Officer. From 1997 to 1999, Mr. Wong worked for Marc Rich Investments

B.V., one of the world’s leading commodity trading companies, and Marubeni Singapore, developing their supplies of petroleum products. Mr. Wong received a B.Sc. degree, with honors, in civil engineering and management studies from the University of Leeds in the United Kingdom in 1978, and a Masters in Business Administration, with an emphasis in finance and transportation economics, from the University of British Columbia in Canada in 1980.

Maximos Kremos has been a director of our company since December 2005. Mr. Kremos has over 32 years of experience in the shipping industry. Since November 2005, he has been a fleet manager for Genoa Maritime S.A., a Shipping company in the business of managing fleets of vessels, where he previously worked from June to November 2005 as a consultant. From 2002 to 2004, Mr. Kremos worked at Hermitage Resources Ltd., a predecessor to the Hermitage Group, in connection with the winding down of the business of Unideal/Navitankers where Mr. Kremos worked from 1995 to 2002, as the general manager and director. Unideal/Navitankers was a tanker ship management company managing a 12-vessel tanker fleet ranging from 30,000 to 150,000 dwt in which Hermitage Resources was a principal investor. From 1990 to 1995, Mr. Kremos was the general manager for Silver Carriers Shipping Co., where he was responsible for a fleet of general-purpose drybulk carriers as well as containerships and tankers. From 1987 to 1990, Mr. Kremos was managing director of Theomax Fishing Co. From 1981 to 1987, Mr. Kremos was the Technical director for Enterprises Shipping and Trading, as well as in charge of their Operations and Chartering Department of their reefer fleet from 1985 to 1987. From 1978 to 1981, Mr. Kremos was in charge of the Technical and Claims Department of Specova Shipping. From 1977 to 1978, he served as a technical director for Thomarin Shipping Co. Prior to that, from 1974 to 1977, he was the superintendent engineer for Thenamaris Shipping Co., a ship management company with a fleet of approximately 5 million dwt. At Thenamaris, Mr. Kremos was in charge of approximately ten vessels and involved in 15 vessel acquisitions. From 1973 to 1974, Mr. Kremos worked for the Chronos Shipping Co., where he was in charge of the repair team for diesel and steam turbine tankers. Mr. Kremos began his career in 1966 with Nereus Shipping, S.A. Mr. Kremos graduated from the National Merchant Marine Academy of Aspropyrgos with honors in 1966.

Peter Blumen has been a director of our Company since April 2006. Since January 2004 he has been a trader and Fund Manager at PTS Management, overseeing an automated trading system. From 2002 to 2004, Mr. Blumen was an executive at Maple Bank, where he was in charge of a proprietary trading group. Prior to that, he was a fund manager at Whitebox Partners, a hedge fund, where he managed securities in event related strategies. Mr. Blumen has extensive capital markets experience in trading, investment banking and corporate finance. Mr. Blumen received his MBA from Wharton Business School in 1989, a Sc.M. in Computer Sciences from Brown University in 1987 and his A.B. from Brown University in economics in 1984.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of David Wong, Maximos Kremos and Peter Blumen will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jonathan Kollek and Marios Pantazopoulos will expire at the second annual meeting. The term of office of the third class of directors, consisting of Arie Silverberg, George Sagredos and Andreas Theotokis, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to identify and effect an acquisition although we cannot assure you that they will, in fact, be able to do so.

Director Independence

Our board of directors has determined that David Wong, Maximos Kremos and Peter Blumen are “independent directors” within the meaning of Rule 121(A) of the American Stock Exchange Company Guide and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. We intend to locate and appoint at least two additional independent directors to serve on the board of directors and one additional independent director to each serve on our audit committee and our nominating committee within one year of the completion of this offering.

Board Committees

Our board of directors has an audit committee and a nominating committee. Our board of directors has adopted a charter for each of the audit and nominating committees, as well as a code of conduct and ethics that governs the conduct of our directors, officers and employees.

Our audit committee consists of David Wong, Maximos Kremos and Peter Blumen. Each member of our audit committee is financially literate under the current listing standards of the American Stock Exchange, and our board of directors has determined that Peter Blumen qualifies as an “audit committee financial expert,” as such term is defined by SEC rules. We intend to locate and appoint at least one additional independent director to our audit committee within one year after the completion of the offering.

The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also select our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Our Nominating Committee consists of David Wong and Maximos Kremos. The compensation of our chief executive officer and other officers will be determined by a majority of our independent directors in accordance with Section 805 of the American Stock Exchange Company Guide.

Code of conduct and ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange.

Executive compensation

We have agreed to grant Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four successive quarterly installments with 672,187 options vesting on each of the first three installments and the remaining 672,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent on Mr. Sagredos being an officer of us on each applicable vesting date. We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three installments and the remaining 224,064 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of us on the applicable vesting date.

Each of the options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. Because the grant of the options will be deemed to be stock-based compensation, commencing on the grant date of the option (which we expect to occur at the closing of this offering), we will be required to record a charge to earnings in an amount equal to the fair value of such options, which we have estimated using the Black-Scholes formula, to be an aggregate of approximately $35,000,000. We expect to amortize this share based payment over a maximum period of 36 months following closing of this offering and charge an average of approximately $2,917,000 to operations each quarter. In the event that we consummate a business combination prior to two years from the closing date of this offering, the above amortization schedule would be accelerated and we would record a greater charge to earnings each quarter. Any such charge to earnings could have a negative impact on our results of operations, particularly when we expect to have operating revenues following a business combination. Based upon the expected amortization schedule, assuming we consummate a business combination in two years, we expect to amortize 77% of the fair value of the options prior to the consummation of a business combination.

Other than options we have agreed to grant to Mr. Sagredos and Mr. Theotokis, which vest following the consummation of a business combination, no executive officer has received any cash compensation for services rendered and no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered to us prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Such individuals may be paid consulting, management or other fees from target businesses as a result of the business combination, with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the stockholders. There is no specified limit on the amount of these out-of-pocket expenses. Our board of directors has designated Mr. Pantazopoulos, our Chief Financial Officer, to pass upon the reasonableness of any reimbursable expenses incurred by members of our management that exceed $1,000. To the extent that Mr. Pantazopoulos seeks reimbursement of expenses he has incurred in excess of $1,000, such reimbursement will be reviewed by our board of directors with Mr. Pantazopoulos abstaining. Other than through this review process, or the review of a court of competent jurisdiction if such reimbursement is challenged, there will be no other review of the reasonableness of these expenses.

Conflicts of interest

Potential investors should be aware of the following potential conflicts of interest:

•

None of our officers and directors are required to commit their full time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

•

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•

Certain of our officers and directors beneficially own shares of our common stock which will be released from escrow only in certain limited situations, will own shares with respect to which they are waiving their redemption and liquidation distribution rights and, with respect to certain shares owned by them, are subject to a lock-up agreement expiring upon the consummation of a business combination.

•

In addition, certain of our management will receive (i) options to purchase up to an aggregate of 3,585,000 shares of our common stock upon the closing of the offering with such options vesting in four quarterly installments, with 896,249 options vesting on each of the first three installments and 896,253 options vesting on the final installment, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination, and (ii) debt convertible into units commencing two days after we file a proxy statement with respect to a proposed business combination.

•

Accordingly, such individuals may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

•

If management negotiates their retention as a condition to any potential business combination, management may look unfavorably upon or reject a business combination with a potential target business whose owners refuse to retain members of our management post-business combination.

•

In the event management were to make substantial loans to us in excess of the amount outside the trust account, they may look unfavorably upon or reject a business combination with a potential target whose owners refuse to pay such amounts.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•

the opportunity is within the corporation’s line of business;

•

it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the corporation; and

•

the corporation could financially undertake the opportunity.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to the company for its consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations they might have.

Each of our directors has, or may come to have following the consummation of this offering, to a certain degree, other fiduciary obligations. Each of our directors may have fiduciary obligations to those companies on whose board of directors they currently sit or may sit in the future. To the extent that they identify business opportunities that may be suitable for any of these other companies, they may have competing fiduciary obligations. Accordingly, they may not present opportunities to us that otherwise may be attractive to us unless these other companies and any successors to such entities has declined to accept such opportunities. Based upon the information provided to us by our management, other than the persons or entities disclosed in this prospectus, we are not aware of any pre-existing fiduciary duties owed by our members of management to any person or entity.

In connection with the stockholder vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering and in the Regulation S private placement. Our existing stockholders have also agreed to vote any shares of common stock acquired by them in this offering, the Regulation S Private Placement, upon conversion of the convertible debt, or in the after market in favor of any business combination presented to stockholders. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value at least equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required as a condition to the consummation of our initial business combination, and we may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering.

Each of our directors owns shares of our common stock and, although no salary or other compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no specified limit on the amount of these out-of-pocket expenses. Our board of directors has designated Mr. Pantazopoulos, our Chief Financial Officer, to pass upon the reasonableness of any reimbursable expenses incurred by members of our management that exceed $1,000. To the extent that Mr. Pantazopoulos seeks reimbursement of expenses he has incurred in excess of $1,000, such reimbursement will be reviewed by our board of directors with Mr. Pantazopoulos abstaining. Other than through this review process, or the review of a court of competent jurisdiction if such reimbursement is challenged, there will be no other review of the reasonableness of these expenses. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. As of the date of this prospectus, to our knowledge, none of our directors or officers are affiliated with any other blank check company. See the section entitled, “Risk Factors — Risks associated with our business — None of our officers or directors have been associated with a blank check company which could adversely affect our ability to consummate a business combination.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus and the Regulation S private placement (assuming no purchase of units in this offering), by:

•

each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•

each of our officers and directors; and

•

all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Before Offering(2)	After Offering and Placement (3)

Arie Silverberg	526,885	8.6%	2.0%
Marios Pantazopoulos	490,003	8.0%	1.85%
George Sagredos (4)(5)	4,418,753	72.5%	16.6%
Andreas Theotokis(4)(6)	4,418,753	72.5%	16.6%
Jonathan Kollek	526,885	8.6%	2.0%
David Wong	131,721	2.2%	*
Maximos Kremos	0	*	*
Peter Blumen	0	*	*
Energy Corp.(7)	4,418,753	72.5%	16.6%
All directors and executive officers as a group (7 individuals)(4)	6,094,247	100.0%	23.0%

——————

*

less than one (1%) percent.

(1)

Unless otherwise indicated, the business address of each of the individuals is 641 Fifth Avenue, New York, New York 10022.

(2)

Gives effect to the sale of 825,398 Units in the Regulation S private placement to close upon the earlier of (i) four days prior to the effectiveness of this offering or (ii) December 31, 2006.

(3)

Includes the issuance of 202,500 shares to the Maxim Group LLC upon closing of this offering, which will be placed in escrow. Our existing stockholders and officers and directors have agreed to surrender to us for cancellation up to an aggregate of 270,000 shares in the event, and to the extent, stockholders exercise their right to redeem their shares for cash upon a business combination. The share amounts do not reflect any surrender of shares.

(4)

Includes a total of 3,593,355 shares of common stock owned by Energy Corp., a corporation organized under the laws of the Cayman Islands, which is wholly-owned by Energy Star Trust, a Cayman Islands trust. Each of Mr. Sagredos and Mr. Theotokis, as co-enforcers and beneficiaries of Energy Star Trust, has voting and despositive control over such shares owned by Energy Corp. Of such shares, (i) 2,332,541 were purchased by George Sagredos in December 2005, and (a) 1,934,763 were subsequently transferred to Energy Corp. and (b) 397,778 were subsequently transferred to Marios Pantazopoulos, (ii) 2,040,972 were purchased by Andreas Theotokis in December 2005, and subsequently were transferred to Energy Corp. Of the shares transferred to Energy Corp. by Messrs. Sagredos and Theotokis, 382,380 shares were subsequently surrendered for cancellation by certain of our shareholders. Also includes 825,398 shares of common stock included in the units to be purchased by Energy Corp. in the Regulation S private placement. In January 2006, Mr. Sagredos executed a firm commitment subscription agreement to purchase an aggregate of 825,398 units in the Regulation S private placement which is expected to close upon the earlier of (i) four days prior to the effective date of this offering or (ii) December 31, 2006. Mr. Sagredos assigned such subscription agreement to Energy Corp. in June 2006.

(5)

Does not include the issuance of (ii) up to 2,688,750 shares of our common stock to be issued to Mr. Sagredos, or his assignees, upon the exercise of options to be granted to Mr. Sagredos, subject to vesting, following the consummation of our initial business combination or (i) up to 631,500 shares of common stock underlying units issuable upon conversion of a loan to be made by an off-shore entity controlled by Mr. Sagredos into units (giving effect to the exercise of warrants included in such units). See the section entitled, “Certain Relationships and Related Transactions.”

(6)

Does not include (i) the issuance of up to 896,250 shares of common stock to be issued to Mr. Theotokis, upon the exercise of options to be granted to Mr. Theotokis, subject to vesting, following the consummation of our initial business combination or (ii) shares owned indirectly by Energy Star Trust, of which Mr. Theotokis is a beneficiary. Mr. Theotokis has no voting or dispositive control over such shares owned by Energy Corp.

(7)

The address of Energy Corp. is c/o Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. Reflects 3,975,735 shares of common stock transferred by George Sagredos and Andreas Theotokis (of which 382,380 shares were subsequently surrendered for cancellation by certain of our stockholders) and 825,398 shares of common stock to be purchased by Energy Corp. in the Regulation S private placement.

Immediately after this offering, our existing stockholders and their nominees, which include all of our officers and directors, collectively will beneficially own approximately 23.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at approximately 23.0% of our issued and outstanding shares of common stock upon consummation of the offering. If we decrease the size of the offering we will effect a reverse split of our common stock in such amount to maintain the existing stockholders allocated ownership at approximately 23.0% of our issued and outstanding common stock upon the consummation of this offering.

Except for up to 270,000 shares that may be surrendered to us for cancellation, all of the shares of our common stock outstanding prior to the date of this prospectus (other than the shares included in the units sold in the Regulation S private placement described below) will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•

three years following the date of this prospectus;

•

our liquidation; or

•

the consummation of a merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or otherwise as provided in the stock escrow agreement, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

The units and the securities underlying the units to be purchased by Mr. Sagredos (or his nominees) in the Regulation S private placement and the units and securities underlying the units to be issued to Mr. Sagredos in the event he elects to convert the loan he will make to us prior to the closing of this offering (and any additional amounts loaned upon exercise of the over-allotment option) will contain restrictions prohibiting their transfer until the earlier of a business combination or our liquidation.

We have agreed to grant to Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, assignable options to purchase an aggregate of 2,688,750 options of our common stock. The options will vest in four quarterly installments with 672,187 options vesting on each of the first three quarterly installment dates and 672,189 options on the fourth quarterly installment date, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination. We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three quarterly installment dates and 224,064 options on the fourth quarterly installment date, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of us on the applicable vesting date. Each of the options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. See the section entitled, “Certain Relationships and Related Transactions.”

Messrs. Sagredos and Theotokis are deemed to be our “parent” and “promoters” as these terms are defined under the Federal securities laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 30, 2005, we issued an aggregate of 5,831,349 shares of our common stock to the individuals set forth below for $25,000 in cash, at a purchase price of $0.004 per share, as follows:

Name	Number of Shares(1)	Relationship to Us

Arie Silverberg	583,134	Chief Executive Officer and Director
Marios Pantazopoulos	145,784	Chief Financial Officer and Director
George Sagredos	2,332,541	Chief Operating Officer, President and Director
Andreas Theotokis	2,040,972	Chairman of the Board of Directors and Director
Jonathan Kollek	583,134	Director
David Wong	145,784	Director

——————

(1)

All such numbers give retroactive effect to a 0.4739219-for-1 stock dividend effective as of April 21, 2006.

In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at approximately 23% of our issued and outstanding shares of common stock upon consummation of the offering. If we reduce the size of the offering we may effect a reverse stock split of our common stock in order to maintain the existing stockholders allocated ownership at approximately 23% of our issued and outstanding common stock upon the consummation of this offering.

In June 2006, Mr. Sagredos transferred 397,778 of his shares to Marios Pantazopoulos for nominal consideration.

Each of Messrs. Sagredos and Theotokis subsequently transferred the shares owned by them to Energy Corp., a corporation formed under the laws of the Cayman Islands. See “Principal Stockholders”.

On July 18, 2006 an aggregate of 562,500 shares were surrendered for cancellation by certain of our stockholders.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of this prospectus. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Energy Corp., a corporation formed under the laws of the Cayman Islands, which is controlled by our President and Chief Operating Officer, has agreed to purchase 825,398 units from us at a purchase price of $10.00 per unit in a Regulation S private placement in accordance with Regulation S under the Securities Act of 1933. Mr. Sagredos originally agreed to purchase the 825,398 units from us in January 2006 pursuant to the terms of a subscription agreement, and subsequently assigned such rights to Energy Corp. in June 2006, which assumed such obligations pursuant to the terms of an Assignment and Assumption Agreement. The Assignment and Assumption Agreement is conditional upon Energy Corp. having sufficient financial resources to meet such obligation. If for any reason Energy Corp. does not have such financial resources, and accordingly is unable to purchase the units, Mr. Sagredos would still be obligated to fulfill his obligations under the original January 2006 subscription agreement.

We will grant the holders of such units subscribed for in the Regulation S private placement demand and “piggy-back” registration rights with respect to the 825,398 shares, the 825,398 warrants and the 825,398 shares underlying the warrants at any time commencing on the date we announce that we have entered into a letter of intent with respect to a proposed a business combination. The demand registration may be exercised by the holders of a majority of such units. We will bear the expenses incurred in connection with the filing of any such registration statements.

Because the units sold in the Regulation S private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws, the holders of the warrants purchased in the

Regulation S private placement will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current.

On October 6, 2005, Mr. Sagredos advanced a total of $300,000 to us to cover expenses related to this offering, which loan, plus accrued interest, will be repaid from the proceeds of this offering on the closing date. Mr. Sagredos will make an additional loan to us in the amount of $475,000 four days prior to the effective of this offering. Such loan bears interest at a per annum interest rate equivalent to the per annum interest rate applied to funds held in the trust account during the same period that such loan is outstanding, and principal and accrued interest is to be repaid from interest accrued on the trust account. We are not obligated to repay such loan until the earlier of (i) expiration of the second full quarter after the date that we have drawn down at least $1,000,000 from accrued interest on the trust account to fund our working capital requirements, (ii) the consummation of a business combination and (iii) our dissolution and liquidation.

In addition, four days prior to the effective date of this offering, Robert Ventures Limited, a corporation formed under the laws of the British Virgin Islands controlled by George Sagredos will loan us an additional $2,550,000 in the form of a convertible loan ($3,157,500 if the over-allotment option is exercised in full). Such loan bears interest at a per annum rate equivalent to the per annum interest rate applied to the funds held in the trust account during the quarterly period covered by such interest payment. We are obligated to make quarterly interest payments on such loan following the expiration of the first full quarter after the date that we have drawn down at least $1 million in accrued interest on the trust account to fund our working capital requirements. Such loan is due the earlier of our liquidation or the consummation of a business combination. Quarterly interest payments and the repayment of principal will be made from interest accrued on the trust account. In addition, the principal of the convertible loan is convertible into units at a conversion price of $10.00 per unit, subject to adjustment, commencing two business days following our filing of a preliminary proxy statement with respect to a business combination. These securities have the same registration rights as the units to be sold in the Regulation S private placement.

The repayment of each of the $475,000 term loan and the $2,550,000 convertible loan ($3,157,500 if the over-allotment option is exercised in full) is subordinate to the public stockholders receiving a minimum of $10.00 per share, subject to any valid claims by our creditors which are not covered by amounts in the trust account or indemnities provided by our officers and directors, in the event of our liquidation and dissolution if we do not consummate a business combination, or if they exercise their redemption rights.

The Company has decided to treat the $300,000 loan which was made by Mr. Sagredos in October 2005, and each of the $2,550,000 convertible loan ($3,157,500 if the over-allotment is exercised in full) and $475,000 term loan, both to be made four days prior to the effective date of the offering, as separate transactions because each of such loans, as described above, contains different business terms with respect to the timing of repayment, applicable interest rate and convertibility, due to the differing facts and circumstances of the Company at the time such funds were required, which reflects the actual sequencing of such transactions.

The units purchased in the Regulation S private placement and issuable upon conversion of the loan will contain restrictions prohibiting their transfer until the earlier of a business combination or our liquidation. In addition, the holders of such units will agree to vote the shares of common stock included in such units in favor of a business combination brought to the stockholders for their approval, and to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination.

We have agreed to grant to Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four quarterly installments with 672,187 options vesting on each of the first three installments, and the remaining 672,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three installments and the remaining 224,064 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of us on the applicable vesting date. Each of the options, which is assignable, is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. In the event of a stock dividend, recapitalization, reorganization merger or consolidation, or certain other events, the exercise price and number of underlying shares of common stock may be adjusted. The shares of common stock underlying the options will be subject to a six-month holding period from the date of issuance. The vesting of the options following the consummation of the business combination is contingent upon each of Messrs. Sagredos and Theotokis each remaining as an officer of us on each applicable quarterly vesting date. However, options that have already vested shall continue for their five-year term regardless of whether Mr. Sagredos continues to be an officer and/or director of us. When such shares are issued, we have agreed to use our best efforts to register such shares under the Securities Act of 1933. We will bear the expenses incurred in connection with the filing of any such registration statements. Because the vesting of such of each of Messrs. Sagredos and Theotokis options is contingent upon the consummation of a business combination, his personal and financial interests may influence the motivation in consummating a business combination, including identifying and selecting a target business and negotiating the business terms of such transaction.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 89,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus 6,094,247 shares of common stock are outstanding (including 825,398 shares comprising a part of the units purchased in the Regulation S private placement in accordance with Regulation S), held by seven recordholders. In addition, as of the date of this prospectus, 825,398 warrants comprising a part of the units sold in the Regulation S private placement in accordance with Regulation S are outstanding. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants may begin to trade separately on the 90th day after the date of this prospectus, unless Maxim Group LLC agrees that an earlier date is acceptable; provided however, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. Maxim Group LLC may cease trading of the units following such separation based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering and the Regulation S private placement in accordance with the vote of the public stockholders and the holders of shares purchased in the Regulation S private placement. Our existing stockholders have agreed to vote all the shares of our common stock acquired in this offering, the Regulation S private placement, issuable upon conversion of convertible debt or in the aftermarket in favor of any transaction our officers negotiate and present for approval to our stockholders. Our existing stockholders have also agreed to waive their rights to participate in any liquidation occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering (including shares acquired in the Regulation S private placement). However, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 30% of the shares sold in this offering and the Regulation S private placement exercise their redemption rights discussed below. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate a business combination if such redemption leaves us with funds less than a fair market value at least equal to 80% of the amount in the trust account (excluding any funds held for the benefit of the underwriters and Maxim Group LLC) at the time of such acquisition which amount is required as a condition to the consummation of our initial business combination, and we may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest (net of taxes payable), and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering (including shares purchased in the Regulation S private placement or issuable upon conversion of convertible debt) if we are forced to liquidate.

Our stockholders have no redemption, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock redeemed for cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who redeem their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units, which they have not previously sold.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $8.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•

the completion of a business combination; or

•

one year from the date of this prospectus.

The warrants will expire on the fourth anniversary of the date of this prospectus at 5:00 p.m., New York City time.

The warrants may trade separately on the 90th trading day after the date of this prospectus, unless Maxim Group LLC agrees that an earlier date is acceptable; provided, however, that no event may the common stock and warrants be traded separately until we have filed a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K.

We may call the warrants for redemption

•

in whole and not in part;

•

at a price of $.01 per warrant at any time after the warrants become exercisable;

•

upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $14.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established this criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption either by payment of the exercise price or on a “cashless basis;”, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made. Exercises on a cashless basis enable the holder to convert the value in the warrant (the fair market value of the common stock minus the exercise price of the warrant) into shares of common stock. We will establish the “value” to be converted into shares of our common stock upon exercise of the warrants on a cashless basis and provide such information in the notice of redemption. The “value” will be determined using the average reported last sale price of the common stock for the 10 trading days ending on the third business day prior to the notice of redemption to warrant holders.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore are unable to deliver registered shares, the warrants may become worthless. Additionally, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in shares of our common stock.

Because the units sold in the Regulation S private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws, the holders of the warrants purchased in the Regulation S private placement will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As described above, the holders of the warrants purchased in this offering will not be able to exercise them unless we have a current registration statement covering the shares issuable upon their exercise.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our transfer agent and warrant agent

The transfer agent for our units and common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares eligible for future sale

Immediately after this offering, we will have 26,546,747 shares of common stock outstanding, or 29,584,247 shares if the underwriters’ over-allotment option is exercised in full (including 202,500 shares of common stock issued to Maxim Group LLC as deferred underwriting compensation and placed into escrow, subject to forfeiture in the event that we do not consummate a business combination). Of these shares, the 20,250,000 shares sold in this offering, or 23,287,500 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,296,747 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to December 30, 2006. Notwithstanding this, of such amount, 5,268,849 of such shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, while in each case remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property. The units and the securities underlying the units to be purchased by Mr. Sagredos (or his nominees) in the Regulation S private placement and the units and securities underlying the units to be issued to Mr. Sagredos in the event he elects to convert the loan he will make to us prior to the closing of this offering (and any additional amounts loaned upon exercise of the over-allotment option) will contain restrictions prohibiting their transfer until the earlier of a business combination or our liquidation.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•

1% of the number of shares of common stock then outstanding, which will equal 265,467 shares immediately after this offering (or 295,842 if the underwriters’ exercise their over-allotment option); and

•

the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of those securities despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights

The holders of our 5,268,849 issued and outstanding shares of common stock prior to the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow.

We will grant the holders of the 825,398 units purchased in the Regulation S private placement and the 255,000 units (315,750 units in the event the over-allotment option is exercised in full) to be issued to Robert Ventures Limited upon conversion of our indebtedness demand and “piggy-back” registrations rights with respect to the shares, the warrants and the shares underlying the warrants comprising such units at any time commencing on the date we announce that we have entered into a letter of intent with respect to a proposed business combination. The demand registration may be exercised by the holders of a majority of such units. We will bear the expenses incurred in connection with the filing of any of the foregoing registration statements.

We have agreed to grant Mr. Sagredos, our President and Chief Operating Officer and a director, concurrent with the closing of this offering, assignable options to purchase an aggregate of 2,688,750 shares of our common stock. The options will vest in four quarterly installments with 672,187 options vesting on each of the first three installments, and the remaining 672,189 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. We have agreed to grant Mr. Theotokis, our Chairman of the Board of Directors, concurrent with the closing of this offering, assignable options to purchase an aggregate of 896,250 shares of our common stock. The options will vest in four quarterly installments with 224,062 options vesting on each of the first three installments and the remaining 224,064 options vesting on the final installment. The first installment shall vest on the date of expiration of the three-month period immediately following the consummation of a business combination. The vesting of each installment of the options is contingent upon Mr. Theotokis being an officer of us on the applicable vesting date. Each of the options is exercisable for a five-year period from the date of vesting at an exercise price of $.01 per share, and contains cashless exercise provisions. If such shares are issued, we have agreed to use our best efforts in registering such shares under the Securities Act of 1933. We will bear the expenses incurred in connection with the filing of any such registration statements. However, absent registration, any future transfers of the options or the shares underlying the options will be required to be made pursuant to an available exemption from the registration requirements under the Securities Act of 1933.

Amendments to Our Certificate of Incorporation

Our amended and restated certificate of incorporation filed with the State of Delaware on July 10, 2006 contains provisions designed to provide certain rights and protections to our stockholders prior to the consummation of a business combination, including:

•

a requirement that all proposed business combinations be presented to stockholders for approval regardless of whether or not Delaware law requires such a vote;

•

a prohibition against completing a business combination if 30% or more of our stockholders exercise their conversion rights in lieu of approving a business combination;

•

the right of stockholders voting against a business combination to surrender their shares for a pro rata portion of the trust account in lieu of participating in a proposed business combination;

•

a requirement that in the event we do not consummate a business combination by the later of 18 months after the consummation of this offering or 24 months after the consummation of this offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination was executed, our purpose and powers will be limited to dissolving, liquidating and winding up; provided, however, that we will reserve our rights under Section 278 of the Delaware General Corporation Law to bring or defend any action, suit or proceeding brought by or against us;

•

a requirement that our management take all actions necessary to dissolve and liquidate us in the event we do not consummate a business combination by the later of 18 months after the consummation of this offering or 24 months after the consummation of this offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination was executed but was not consummated within such 18 month period;

•

a limitation on stockholders’ rights to receive a portion of the trust account so that they may only receive a portion of the trust account upon dissolution and liquidation of us or upon the exercise of their conversion rights; and

•

the division of our board of directors into three classes and the establishment of related procedures regarding the standing and election of such directors.

Our amended and restated certificate of incorporation and the underwriting agreement between us and the underwriters of this offering prohibit the amendment or modification of any of the foregoing provisions prior to the consummation of a business combination. While these rights and protections have been established for the purchasers of units in this offering, it is nevertheless possible that the prohibition against amending or modifying these rights and protections at any time prior to the consummation of the business combination could be challenged as unenforceable under Delaware law, although pursuant to the underwriting agreement we are prohibited from amending or modifying these rights and protections at any time prior to the consummation of the business combination. We have not sought an unqualified opinion regarding the enforceability of the prohibition on amendment or modification of such provisions because we view these provisions as fundamental terms of this offering. We believe these provisions to be obligations of us to our stockholders and that investors will make an investment in us relying, at least in part, on the enforceability of the rights and obligations set forth in these provisions including, without limitation, the prohibition on any amendment or modification of such provisions. As a result, our board of directors will not, and pursuant to the underwriting agreement cannot, at any time prior to the consummation of a business combination, propose any amendment to or modification of our amended and restated certificate of incorporation relating to any of the foregoing provisions and will not support, directly or indirectly, or in any way endorse or recommend that stockholders approve an amendment or modification to such provisions.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Maxim Group LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
;
Maxim Group LLC	9,450,000
Ferris, Baker Watts Incorporated	8,100,000
Ladenburg Thalmann & Co. Inc.	1,215,000
I-Bankers Securities, Inc.	720,000
Wunderlich Securities, Inc.	315,000
Legend Merchant Group, Inc.	180,000
HC Wainwright & Co.	180,000
Chardan Capital Markets LLC	90,000
Total	20,250,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.225 per unit and the dealers may reallow a concession not in excess of $0.05 per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•

the history and prospects of companies whose principal business is the acquisition of other companies;

•

prior offerings of those companies;

•

our prospects for acquiring an operating business at attractive values;

•

our capital structure;

•

an assessment of our management and their experience in identifying operating companies;

•

general conditions of the securities markets at the time of the offering; and

•

other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-allotment option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 3,037,500 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option

Public offering price	$10.00	$202,500,000	$232,875,000
Discount(1)	$0.40	$8,100,000	$8,707,500
Non-accountable expense allowance(2)	$0.10	$2,025,000	$2,025,000
Contingent underwriting compensation(3)	$0.10	$2,025,000	$2,936,250
Proceeds before other expenses(4)	$9.40	$190,350,000	$219,206,250

——————

(1)

Does not include an additional 1% of the gross proceeds from the sale of the 20,250,000 units in this offering ($2,025,000) and 3% of the gross proceeds from the sale of the 3,037,500 units subject to the underwriters’ over-allotment option ($911,250) that will be paid to the underwriters only upon consummation of a business combination (and then only with respect to those units as to which the component shares have not been redeemed) which amounts are reflected in this table as contingent underwriting compensation. If a business combination is not consummated and we are liquidated, such amounts will not be paid to the underwriters, but rather will be distributed among our public stockholders. Includes $500,000 of the underwriter’s discount that the underwriters have agreed to defer until the consummation of a business combination and forfeit in the event we do not consummate a business combination.

(2)

The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(3)

The per unit contingent underwriting compensation is $0.10 with respect to units sold in the offering and is $0.30 per unit with respect to the units sold pursuant to the underwriters’ over-allotment option. The underwriters have agreed to forego their contingent underwriting compensation with respect to each share that we redeem for cash upon the consummation of a business combination. Does not include 202,500 shares of our common stock to be issued to Maxim Group LLC as contingent equity based underwriting compensation which will be deposited into escrow and released to Maxim Group LLC only upon the consummation of a business combination.

(4)

The expenses of this offering and the Regulation S private placement are estimated to be approximately $1,103,980.

Warrant solicitation fee

We have engaged Maxim Group LLC, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•

the market price of the underlying shares of common stock is lower than the exercise price;

•

the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•

the warrants are held in a discretionary account;

•

the warrants are exercised in an unsolicited transaction; or

•

the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Regulatory restrictions on purchase of securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. The “Restricted Period” under Regulation M for this offering will have ended when (i) all of the Units have been sold, (ii) there are no more selling efforts, (iii) there is no more stabilization, and (iv) the overallotment option has been exercised or has expired. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•

Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•

Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Foreign Regulatory Restrictions on Purchase of the Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

Italy. This offering of the units has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no units may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the units be distributed in Italy, except (1) to professional investors (operatori qualfcati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the units or distribution of copies of this prospectus or any other document relating to the units in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the units is not a public offering in the Federal Republic of Germany, units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the units in or out of the Federal Republic of Germany. The units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The units will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorite des Marches Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1,
L. 441-2 and L. 412-1 of the Code Monetaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas etre, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas ete ou ne sera pas soumis au visa de 1’Autorite des Marches Financiers et ne peut etre diffuse ou distribue au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformement aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monetaire et Financier et du decret no. 98-880 du 1 octobre 1998, sous reserve qu’ils soient des investisseurs qualifies au sens du decret susvise. Chaque investisseur doit declarer par ecrit qu’il est un investisseur qualifie au sens du decret susvise. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut etre effectuee que conformement a la reglementation susmentionnee.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49 communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The units offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The units may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the units or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the units being offered. Any resale, directly or indirectly, to the public of the units offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 Mark 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of units will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No 306 or 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Equity payment upon completion of offering

We have agreed to issue the Maxim Group LLC 202,500 shares of our common stock upon the completion of this offering to be deposited in escrow, subject to forfeiture, and which shall be released to Maxim Group LLC only upon the consummation of a business combination and recognized as deferred underwriting compensation. Maxim Group LLC will be required to vote these shares in accordance with the vote of a majority of the shares of common stock issued in this offering and the Regulation S private placement.

Other terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of two years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm’s length negotiations.

For a period of eighteen months from the closing of a business combination, we have granted Maxim Group LLC the right of first refusal to act as lead underwriter or minimally as a co-manager with at least 50% of the economics; or, in the case of a three-handed deal 33% of the economics, for any and all future public and private equity and debt offerings, excluding ordinary course of business financings such as bank lines of credit, accounts receivable, factoring and financing generated by us or any of our successors or subsidiaries.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Loeb & Loeb LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

FINANCIAL STATEMENTS

and

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 31, 2005 and March 31, 2006

INDEX

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Balance Sheet –
December 31, 2005 and March 31, 2006	F-3
Statement of Operations –
August 11, 2005 (Inception) to December 31, 2005, Three Months Ended March 31, 2006, and August 11, 2005 (Inception) to March 31, 2006 (Cumulative)	F-4
Statement of Stockholders’ Equity –
August 11, 2005 (Inception) to December 31, 2005, and Three Months Ended March 31, 2006	F-5
Statement of Cash Flows –
August 11, 2005 (Inception) to December 31, 2005, Three Months Ended March 31, 2006, and August 11, 2005 (Inception) to March 31, 2006 (Cumulative)	F-6
Notes to Financial Statements –
December 31, 2005 and March 31, 2006	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Energy Infrastructure Acquisition Corp.

We have audited the accompanying balance sheets of Energy Infrastructure Acquisition Corp. (a corporation in the development stage) as of December 31, 2005 and March 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from August 11, 2005 (inception) to December 31, 2005, for the three months ended March 31, 2006 and for the period from August 11, 2005 (inception) to March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy Infrastructure Acquisition Corp. as of December 31, 2005 and March 31, 2006 and the results of its operations and its cash flows for the period from August 11, 2005 (inception) to December 31, 2005, for the three months ended March 31, 2006 and for the period from August 11, 2005 (inception) to March 31, 2006 in conformity with United States generally accepted accounting principles.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
June 1, 2006 (except for the fifth paragraph of note 7
as to which the date is June 6, 2006, the second
paragraph of note 2 as to which the date is July 13, 2006
and note 8 as to which the date is July 18, 2006)

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

BALANCE SHEET

	December 31, 2005	March 31, 2006

ASSETS
Current assets:
Cash	$201,781	$114,756
Attorney trust account	25,000	25,000
Total current assets	226,781	139,756
Deferred offering costs	148,295	383,170
Total assets	$375,076	$522,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, principally legal fees	$49,205	$198,256
Accrued interest payable to stockholder	2,750	5,709
Note payable to stockholder	300,000	300,000
Total current liabilities	351,955	503,965
Total liabilities	351,955	503,965

Commitments

Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized – 1,000,000 shares; issued – none	—	—
Common stock, $0.0001 par value; authorized – 89,000,000 shares; issued and outstanding – 5,831,349 shares	583	583
Paid-in capital in excess of par	24,417	24,417
Deficit accumulated during the development stage	(1,879)	(6,039)
Total stockholders’ equity	23,121	18,961
Total liabilities and stockholders’ equity	$375,076	$522,926

See accompanying notes to financial statements.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF OPERATIONS

	Period from August 11, 2005 (Inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 11, 2005 (Inception) to March 31, 2006 (Cumulative)

Operating expenses	$(910)	$(2,250)	$(3,160)
Interest income	1,781	1,049	2,830
Interest expense – stockholder	(2,750)	(2,959)	(5,709)
Net loss	$(1,879)	$(4,160)	$(6,039)
Net loss per share	$(0.00)	$(0.00)	$(0.00)
Weighted average number of common shares outstanding	5,831,349	5,831,349	5,831,349

See accompanying notes to financial statements.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Paid-in Capital in Excess of Par	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount

Balance, August 11, 2005 (inception)	—	$—	$—	$—	$—
Sale of shares of common stock to founding stockholders at $0.0043 per share	5,831,349	583	24,417	—	25,000
Net loss	—	—	—	(1,879)	(1,879)

Balance, December 31, 2005	5,831,349	583	24,417	(1,879)	23,121
Net loss	—	—	—	(4,160)	(4,160)
Balance, March 31, 2006	5,831,349	$583	$24,417	$(6,039)	$18,961

See accompanying notes to financial statements.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

STATEMENT OF CASH FLOWS

	Period from August 11, 2005 (Inception) to December 31, 2005	Three Months Ended March 31, 2006	Period from August 11, 2005 (Inception) to March 31, 2006 (Cumulative)

Cash flows from operating activities
Net loss	$(1,879)	$(4,160)	$(6,039)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase in –
Accrued expenses	910	—	910
Accrued interest payable to stockholder	2,750	2,959	5,709
Net cash provided by (used in) operating activities	1,781	(1,201)	580
Cash flows from financing activities
Proceeds from sale of common stock	25,000	—	25,000
Payments made for deferred offering costs	(100,000)	(85,824)	(185,824)
Proceeds from note payable to stockholder	300,000	—	300,000
Payment to attorney trust account	(25,000)	—	(25,000)
Net cash provided by (used in) financing activities	200,000	(85,824)	114,176
Net increase (decrease) in cash	201,781	(87,025)	114,176
Cash at beginning of period	—	201,781	—
Cash at end of period	$201,781	$114,756	$114,756
Supplemental disclosure of non-cash financing activity:
Accrual of deferred offering costs	$48,295	$149,051	$197,346

See accompanying notes to financial statements.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and March 31, 2006

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies

Nature of Operations

Energy Infrastructure Acquisition Corp. (the “Company”) was incorporated in Delaware on August 11, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the energy or energy-related industries.

At March 31, 2006, the Company had not yet commenced any business operations and is therefore considered a “corporation in the development stage”. All activity through March 31, 2006 relates to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Regulation S private placement in accordance with Regulation S under the Securities Act of 1933, as amended (“Private Placement”), a public offering (“Public Offering”, and together with the private placement, the “Proposed Offerings”) and a loan from an off-shore company controlled by the Company’s President and Chief Operating Officer. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offerings, although substantially all of the net proceeds of the Proposed Offerings are intended to be generally applied toward consummating a business combination with an operating company. As used herein, a “target business” shall include one or more operating businesses that supports the process of bringing energy, in the form of crude oil, natural and liquefied petroleum gas, and refined and specialized products (such as petrochemicals), from production to final consumption throughout the world, and a “business combination” shall mean the acquisition by the Company of such a target business. There is no assurance that the Company will be able to successfully effect a Business Combination.

On the closing date of this offering, $202,500,000 or $232,875,000 if the underwriters’ over-allotment option is exercised in full, will be placed in a trust account at Lehman Brothers’ Inc. maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee (“Trust Account”). This amount includes the net proceeds of this offering and the Regulation S private placement, a convertible loan in the principal amount of $2,550,000 to be made prior to the consummation of this offering by an off-shore company controlled by our President and Chief Operating Officer, a term loan in the principal amount of $475,000 to be made prior to the consummation of this offering by our President and Chief Operating Officer, 2,107,540 (3,018,790 if the underwriters’ over-allotment option is exercised in full) of contingent underwriting compensation and placement fees (the “Discount”), to be paid to the underwriters and Maxim Group LLC, respectively, if and only if, a business combination is consummated, and $412,699 in deferred placement fees to be paid to Maxim Group LLC in connection with the Regulation S private placement. The funds in the Trust Account will be invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Trust Account as part of a plan of dissolution and liquidation approved by our stockholders. The remaining $50,000 of proceeds not placed in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that public stockholders owning 30% or more of the outstanding stock sold in the Proposed Offerings vote against the business combination and elect to have the Company redeem their shares for cash, the business combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offerings, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 5,268,849 founding shares of common stock in accordance with the vote of the majority of shares purchased in the Proposed Offerings with respect to any business combination and to vote any shares they acquire in the Proposed Offerings, or in the aftermarket, in favor of the business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any holder of shares sold in the Public Offering, other than the Initial Stockholders and their nominees (the “Public Stockholders”) who voted

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS – (continued)
December 31, 2005 and March 31, 2006

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies – (continued)

against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $10.00 per share (inclusive of a pro rata portion of the Discount ($0.10 per share) and interest earned thereon, subject to certain reductions. Accordingly, Public Stockholders holding 29.99% of the aggregate number of shares sold in the Proposed Offerings may seek redemption of their shares in the event of a business combination.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if certain extension criteria have been satisfied. An off-shore company controlled by the Company’s President and Chief Operating Officer has agreed to purchase an aggregate of 825,398 units in the Private Placement, but has waived its right to liquidation distributions with respect to the shares of common stock included in such units. Accordingly, in the event of such a liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering.

Income Taxes

As of March 31, 2006, the Company recorded a deferred income tax asset of $2,053 for the tax effect of temporary differences, aggregating $6,039. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Share-Based Payments

The Company will account for share-based payments in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), as of the date of issuance of the stock options described at Note 7.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements. The potential impact of SFAS No. 123R on the Company’s financial statements subsequent to the closing date is discussed at Note 7.

Loss Per Common Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the respective period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS – (continued)
December 31, 2005 and March 31, 2006

2. Proposed Offerings

The Public Offering provides for the Company to offer for public sale up to 20,250,000 units at a maximum price of $10.00 per unit. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“warrant”). Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $8.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Public Offering and expiring four years from the date of the prospectus. An additional 3,037,500 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. The warrants will be redeemable at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the warrants. If the Company is unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore is unable to deliver registered shares, the warrants may become worthless.

3. Deferred Offering Costs

Deferred offering costs consist principally of legal fees and other costs incurred through the balance sheet dates that are related to the Proposed Offerings and that will be charged to capital upon the receipt of the capital raised. The Company has deposited $25,000 in an attorney trust account for other expenses to be paid in connection with the Offerings.

4. Note Payable to Stockholder

On October 6, 2005, the Company issued an unsecured promissory note for $300,000 to George Sagredos, the Company’s President and Chief Operating Officer. The note bears interest at the rate of 4% per annum and is payable on the earlier of the consummation of the Proposed Public Offering or October 6, 2006. Due to the short-term nature of the note, the fair value of the note approximates its carrying value.

5. Common Stock

The Company is authorized to issue 89,000,000 shares of common stock. On December 30, 2005, the Company issued 3,956,349 shares of common to its founders. As of April 21, 2006, the Company effected a 0.4739219-for-1 stock dividend, which resulted in the issuance of an additional 1,875,000 shares to its founders. The Company’s financial statements give retroactive effect to such stock dividend.

6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

7. Commitments

The Company has agreed to pay $7,500 per month for 24 months to an unaffiliated third party, commencing on the date of the Proposed Offering, for office space and general and administrative expenses, and terminating upon the date the Company either consummates a business combination or liquidates.

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS – (continued)
December 31, 2005 and March 31, 2006

7. Commitments – (continued)

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•

the market price of the underlying shares of common stock is lower than the exercise price;

•

the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•

the warrants are held in a discretionary account;

•

the warrants are exercised in an unsolicited transaction; or

•

the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

In addition, upon the consummation of the Public Offering, the Company has agreed to issue to Maxim Group LLC, as representative of the underwriters, 202,500 shares of its common stock to be deposited into escrow, subject to forfeiture, and released to the representative only upon consummation of a business combination.

The founders have agreed to surrender, without consideration, up to an aggregate of 270,000 of their shares of common stock to the Company for cancellation upon consummation of a business combination in the event Public Stockholders exercise their right to have the Company redeem their shares for cash. Accordingly, for every 23 shares redeemed by Public Stockholders, the founders have agreed to surrender one share for cancellation.

On January 2, 2006, George Sagredos, the Company’s President and Chief Operating Officer entered into a binding firm commitment subscription agreement to purchase 825,398 units of the Company at $10.00 per unit pursuant to Regulation S under the Securities Act of 1933, as amended, which subscription is expected to be funded and closed on the earlier of (i) the date immediately preceding the commencement of the road show relating to the Public Offering or (ii) December 31, 2006. On April 24, 2006, such agreement was amended to reflect the subscription being funded and closed on the earlier to occur of (i) four days prior to the effective date of the Public Offering or (ii) December 31, 2006. In June, 2006, Mr. Sagredos assigned such subscription agreement to an off-shore Company that he controls, which will purchase such securities on the same terms.

On April 24, 2006, the Company agreed to grant to Mr. Sagredos options to purchase an aggregate of 2,688,750 shares of the Company’s common stock concurrent with the closing of the Public Offering. The options will vest in four successive quarterly installments of approximately 672,188 shares, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination. On June 6, 2006, the Company agreed to issue Andreas Theotokis options to purchase an aggregate of 896,250 shares of common stock concurrent with the closing of the Public Offering. The options will vest in four quarterly installments of approximately 224,063 with the first installment vesting on the date of expiration of the three month period immediately following the consummation of a business combination. Each of the options described above is exercisable for a five-year period from the date of vesting at an exercise price of $0.01 per share, and contains cashless exercise provisions. Because the grant of the options will be deemed to be stock-based compensation, commencing on the date of grant (which the Company expects to occur at the closing of the Public Offering), pursuant to SFAS No. 123R, the Company will be required to record a charge to earnings in an amount

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS – (continued)
December 31, 2005 and March 31, 2006

7. Commitments – (continued)

equal to the fair value of such options, which the Company has estimated using the Black-Scholes option-pricing model, to be an aggregate of $35,000,000. In valuing the options, the Company did not consider it necessary to evaluate possible variations in volatility, since, due to the large spread between the strike price and the fair value of the underlying stock, the Black-Scholes formula yields a value capped at the fair value of the underlying share. In accounting for the options, the Company considers the consummation of a business combination to be a performance condition that is expected to be met. As a result of including the two-year period that the Company has to effect a business combination and the one-year vesting period of the options, the Company expects that the charge to earnings with respect to each quarterly installment will be amortized over a maximum period of 36 months, which is the implicit service period. Accordingly, on an aggregate basis, assuming the 36 month amortization period following the closing of this offering, as a result of the grant of such options, the Company would charge approximately $2,917,000 to earnings during each fiscal quarter. In the event that the Company consummates a business combination in less than two years from the closing date of this offering, the above amortization schedule would be accelerated and the Company therefore would record an increased charge to operations through such date based on the revised estimate of the implicit service period.

An off-shore company controlled by Mr. Sagredos will loan $2,550,000 to the Company in the form of a convertible loan (3,157,500 if the over-allotment option is exercised in full) four days prior to the effective date of the Public Offering. Such loan will bear interest at a per annum rate equivalent to the per annum interest rate applied to funds held in the Trust Account during the quarterly period covered by such interest payment. The Company is obligated to make quarterly interest payments on such loan following the expiration of the first full quarter after the date that it has drawn down at least $1 million from accrued interest on the Trust Account to fund its working capital requirements. Such loan is due the earlier of the Company’s liquidation or the consummation of a business combination. The holder of the loan has the option to convert all of the principal of such indebtedness into units that are identical to the units being offered in the Public Offering, at a conversion price of $10.00 a unit, commencing 2 days following the date the Company files a preliminary proxy statement with respect to a proposed business combination. In the event that the holder of the convertible loan elects to convert the full amount of the loan, it will receive 255,000 units (315,750 units if the over-allotment option is exercised in full) which, upon separation of the units would result in the holder having an additional 255,000 shares of common stock and 255,000 warrants (315,750 additional shares of common stock and 315,750 additional warrants if the over-allotment option is exercised in full).

Mr. Sagredos has agreed to loan to the Company, four days prior to the effective date of the Public Offering, $475,000 Such loan will bear interest at a per annum interest rate equivalent to the per annum interest rate applied to the funds held in the Trust Account during the same period that such loan is outstanding. The Company is obligated to repay the principal and accrued interest on such loan following the earlier of (i) the expiration of the second full quarter after the date that it has drawn down at least $1 million from accrued interest on the Trust Account to fund its working capital requirements (ii) the consummation of a business combination by our Company and (iii) our dissolution and liquidation.

8. Subsequent Events

On July 18, 2006, the Company entered into an underwriting agreement with Maxim Group LLC, as representative of the several underwriters, with respect to the public sale of up to 20,250,000 units, reflecting a reduction in the size of the Public Offering from 22,500,000 units as previously contemplated to 20,250,000 units. In connection with such modification, and in order to maintain the percentage ownership of its stockholders prior to the Public Offering, certain of the Company’s stockholders surrendered for cancellation an aggregate 562,500 shares of common stock. In connection therewith, the size of the convertible loan will be reduced to $2,550,000 ($3,157,500 in the event the over-allotment option is exercised in full and the $250,000 term loan will be increased to $475,000). In addition, the number of shares of common stock the Company has agreed to issue to Maxim Group LLC,

ENERGY INFRASTRUCTURE ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS – (continued)
December 31, 2005 and March 31, 2006

8. Subsequent Events – (continued)

as representative of the underwriters will be 202,500 instead of 225,000 and the number of shares of common stock the founders have agreed to surrender will be up to an aggregate of 270,000 of their shares of common stock to the Company for cancellation upon consummation of a business combination in the event the Public Stockholders exercise their right to have the Company redeem their shares for cash. Accordingly, for every 23 shares redeemed by Public Stockholders, the founders have agreed to surrender one share for cancellation.

On July 18, 2006, the Company rescinded the prior grants of stock options to each of Messrs. Sagredos and Theotokis. On such date, the Company authorized the grant to Mr. Sagredos on the closing date of the IPO of an option to purchase an aggregate of 2,688,750 shares of common stock, at an exercise price of $0.01 per share, with the option exercisable in four quarterly installments of 672,187 options on each of the first three quarterly installment dates and 672,189 options on the fourth quarterly installment date, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination, and with the vesting of such options contingent upon Mr. Sagredos being an officer of the Company on each respective vesting date. The Company also approved the grant to Mr. Theotokis on the closing date of the IPO of an option to purchase an aggregate of 896,250 shares of Common Stock, at an exercise price of $0.01 per share, with such option exercisable in four quarterly installments of 224,062 options on each of the first three quarterly installment dates and 224,064 options on the fourth quarterly installment date, with the first installment vesting on the date of expiration of the three-month period immediately following the consummation of a business combination, subject to Mr. Theotokis being an officer the Company on each respective vesting date.

The proposed offering was modified on July 18, 2006. Accordingly, notes 1, 2 and 7 above have been revised to give retroactive effect to such changes.

Until October 15, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		$202,500,000 20,250,000 Units

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS		PROSPECTUS
	Page
Prospectus Summary	1	Maxim Group LLC Sole Book Runner Ferris, Baker Watts Incorporated
Summary Financial Data	12
Risk Factors	14
Use of Proceeds	32
Dilution	38
Capitalization	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Proposed Business	43
Management	63
Principal Stockholders	69
Certain Relationships and Related Transactions	71
Description of Securities	74
Underwriting	80
Legal Matters	85
Experts	85
Where You Can Find Additional Information	85
Index to Financial Statements	F-1
		July 18, 2006